UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

Amendment No. 2 to

SCHEDULE 13D

Under the Securities Exchange Act of 1934

Visiphor Corporation
(Name of Issuer)
Common Shares, without par value
(Title of Class of Securities)
45246M100
(CUSIP Number)
Wayne Smith Suite 1100, 4710 Kingsway Burnaby, British Columbia Canada V5H 4M2 (604) 684-2449
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
November 30, 2005
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box ❑.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45246M100	13D	Page 2 of 5 Pages

1		NAMES OF REPORTING PERSONS Keith Kretschmer I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Not Applicable
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP (a) ❑ (b) ❑
3		SEC USE ONLY
4		SOURCE OF FUNDS PF, OO
5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ❑
6		CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
	7	SOLE VOTING POWER

1,315,833

	8	SHARED VOTING POWER

0

	9	SOLE DISPOSITIVE POWER

1,315,833

	10	SHARED DISPOSITIVE POWER 0
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,315,833
12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ❑
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.0% (43,075,588 common shares of the Issuer were issued and outstanding as of April 20, 2006)
14		TYPE OF REPORTING PERSON IN

CUSIP No. 45246M100	13D	Page 3 of 5 Pages

This Amendment No. 2 (the “Amendment”) amends the statement on Schedule 13D/A filed by Mr. Kretschmer on April 12, 2005 (the “Statement”).  The Amendment supplements and, to the extent, inconsistent with therewith, amends the information set forth in the Statement.

Item 1.  Security and Issuer.

This Amendment relates to common shares, without par value, of Visiphor Corporation, a corporation formed under the laws of the province of British Columbia, Canada (the “Issuer”), whose principal executive offices are located at Suite 1100, 4710 Kingsway, Burnaby, British Columbia V5H 4M2 Canada.

Item 2.  Identity and Background.

(a)

Keith Kretschmer

(b)

294 Sunshine Avenue, Sequim, Washington 98382-9681

(c)

Retired; 294 Sunshine Avenue, Sequim, Washington 98382-9681

(d)

Mr. Kretschmer has not, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)

Mr. Kretschmer has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, nor, as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or maintaining activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)

United States

Item 3.  Source and Amount of Funds or Other Consideration.

The information previously reported in this Item 3 of the Statement is incorporated by reference herein.

On June 24, 2005, the Issuer granted Mr. Kretschmer options to acquire 30,000 common shares of the Issuer at an exercise price of Cdn$0.79 of which 20,000 options are exercisable within 60 days of May 4, 2006.  The information contained in Exhibit 7 listed in Item 7 below is hereby incorporated by reference to this Item 3.

On August 22, 2005, Mr. Kretschmer exercised 150,000 warrants and, and as a result, acquired 150,000 common shares of the Issuer for Cdn$60,000.

On November 25, 2005, Mr. Kretschmer exercised 260,000 warrants and, and as a result, acquired 260,000 common shares of the Issuer for Cdn$104,000.

Item 4.  Purpose of Transaction.

The information previously reported in this Item 4 of the Statement is incorporated by reference herein.

Certain of the common shares beneficially owned by Mr. Kretschmer are subject to stock options that were granted to Mr. Kretschmer by the Issuer as a result of his position as a director of the

CUSIP No. 45246M100	13D	Page 4 of 5 Pages

Issuer.  The information contained in the recitals of Exhibit 7 in Item 7 below is hereby incorporated by reference to this Item 4.

Item 5.  Interest in Securities of the Issuer.

(a)

Mr. Kretschmer is the beneficial owner of 1,315,833 common shares, or 3.0% of the Issuer’s outstanding common shares as of April 20, 2006, which includes (i) 50,000 common shares issuable pursuant to stock options granted under the Issuer’s stock option plan that are vested and exercisable within 60 days of May 4, 2006 at an exercise of Cdn$0.66 per common share; (ii) 63,333 common shares issuable pursuant to stock options granted under the Issuer’s stock option plan that are vested and exercisable within 60 days of May 4, 2006 at an exercise price of Cdn$0.40 per common share; (iii) 20,000 common shares issuable pursuant to stock options granted under the Issuer’s stock option plan that are vested and exercisable within 60 days of May 4, 2006 at an exercise price of Cdn$0.79 per common share; and (iv) 1,182,500 common shares.

(b)

Number of shares as to which such person has:

(i)

Sole power to vote or to direct the vote of 1,315,833 common shares.

(ii)

Shared power to vote or to direct the vote of 0 common shares.

(iii)

Sole power to dispose or to direct the disposition of 1,315,833 common shares.

(iv)

Shared power to dispose or to direct the disposition of 0 common shares.

(c)

Except as described in Item 3 above, Mr. Kretschmer did not effect any transactions in the Issuer’s common shares during the 60 days preceding the date of this Schedule 13D.

(d)

Not applicable.

(e)

On November 30, 2005, Mr. Kretschmer ceased to be the beneficial owner of more than five percent of the Issuer’s common shares.

Item 6.  Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

The information previously reported in this Item 6 of the Statement is incorporated by reference herein.

Mr. Ketschmer may acquire 20,000 common shares issuable pursuant to stock options granted under the Issuer’s stock option plan that are vested and exercisable within 60 days of May 4, 2006 at an exercise price of Cdn$0.79 per common shares.  The information contained in Exhibit 7 in Item 7 below is hereby incorporated by reference to this Item 6.

Item 7.  Material to be Filed as Exhibits.

1.

Subscription Agreement dated April 28, 2004 between the Issuer and Mr. Kretschmer

2.

Warrant dated April 28, 2004 issued to Mr. Kretschmer

CUSIP No. 45246M100	13D	Page 5 of 5 Pages

3.

Subscription Agreement dated November 14, 2004 between the Issuer and Mr. Kretschmer

4.

Warrant dated November 30, 2004 issued to Mr. Kretschmer

5.

Stock Option Agreement dated March 4, 2004 between Issuer and Mr. Kretschmer

6.

Stock Option Agreement dated August 18, 2004 between Issuer and Mr. Kretschmer

7.

Stock Option Agreement dated June 24, 2005 between Issuer and Mr. Kretschmer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:

 May 8, 2006

/s/ Keith Kretschmer______________________ Keith Kretschmer

EXHIBIT 1

UNIT SUBSCRIPTION AGREEMENT

TO:

IMAGIS TECHNOLOGIES INC. (the “Issuer”)

FROM:

Keith Kretschmer

(Investor Name)

RE:

Purchase of Units (each a common share and a warrant) of the Issuer

REFERENCE DATE:

April 28, 2004

Instructions to complete this Subscription for Units of the Issuer.

1.

Enter number of Units purchased, Name, Address and Sign on page 15.  Also disclose any shares of the Issuer you currently hold where indicated (page 15)

2.

Registration or Delivery Instructions (if different from page 15) (Complete pages 15-16)

3.

Complete Corporate Placee Registration Form – (Schedule A, if applicable.  If you have previously filed this form in connection with another transaction on the TSX Venture Exchange you need NOT complete another one).

4.

If you are a resident of the Province of British Columbia, Alberta or Manitoba AND you are an “Accredited Investor” (ie. high net worth or high income person as defined on the forms attached hereto), complete the “Accredited Investor Certificate – BC/AB/MB (Schedule B)

5.

If you are a resident of the Province of Ontario, you must be an “Accredited Investor” as defined under Ontario Securities Commission Rule 45-501: complete an “Accredited Investor Certificate” (Schedule C).

6.

If you are an investor located inside the United States or a U.S. person, complete the Certificate of U.S. Investor (Schedule D).

7.

Courier completed forms to the Issuer at 1630 – 1075 West Georgia Street, Vancouver, B.C., V6E 3C9 Tel (604) 684-2449  Fax (604) 684-9314 Attention:  Wayne N. Smith.  Funds may be attached to the forms by certified cheque or bank draft payable to “Imagis Technologies Inc.”  All monetary amounts herein are in Canadian dollars.

Re:

Purchase of Cdn $135,000  - 337,500 Units of the Issuer Exempt from Prospectus Requirements

Definitions

“Accredited Investor” means generally a high net worth or high income person, specifically defined as:

 an Investor resident in the Province of Ontario who is an accredited investor as defined in Ontario Securities Commission Rule 45-501 (see Schedule C); or

an Investor resident in the Province of Alberta, British Columbia or Manitoba who is an accredited investor as defined in Section 4.2 of Multilateral Instrument 45-103 (see Schedule B);

 “Applicable Securities Laws” means the securities legislation having application and the rules, policies, notices and orders issued by applicable securities regulatory authorities, including the TSX Venture Exchange (the “TSXV”), having application over this Offering and the Issuer in the Principal Canadian Jurisdictions;

“Closing” means a completion of an issue and sale by the Issuer and the purchase by the Investors of the Securities pursuant to this Subscription Agreement at 11:00 a.m. on the Closing Date.  Closings may occur on one or more dates as the Issuer may determine within the requirements of the TSXV;

“Closing Date” means the day following TSXV acceptance of this subscription and others which form part of the Offering and which is expected to occur on or about April 28, 2004 as the Issuer may determine within the requirements of the TSXV. On the Closing Date the Shares and Warrants comprising the Units will be issued and mailed to the Investor;

“Exempt Amount Exemption” means the exemption from prospectus requirements under Applicable Securities Laws for subscriptions of $97,000 (British Columbia, Alberta and Manitoba) which do not require the Investor to be an Accredited Investor (not available in Ontario);

“Exemptions” means the exemptions from the registration and prospectus or equivalent requirements under Applicable Securities Laws;

“Foreign Portfolio Manager” means a person who carries on business as a “portfolio manager” (within the meaning of that term under Applicable Securities Laws) in an International Jurisdiction and who purchases Units as an agent for fully managed accounts;

“Family, Friends and Business Associates Exemption” means the exemption from prospectus requirements found in Section 2.1 of MI 45-103;

“fully managed” in relation to an account, means that the Investor has the discretion as to the account as contemplated by Applicable Securities Law;

“International Jurisdiction” means a country other than Canada or the United States;

“Investor” means the person or persons named as Investor on the face page of this Subscription Agreement and if more than one person is so named, means all of them jointly and severally;

“MI 45-103” means Multilateral Instrument 45-103 in the form adopted by the British Columbia, Alberta and Manitoba Securities Commissions (a copy is available from the Issuer or online at www.bcsc.bc.ca);

“material” means material in relation to the Issuer and any subsidiary considered on a consolidated basis;

“material change” means any change in the business, operations, assets, liabilities, ownership or capital of the Issuer and any subsidiary considered on a consolidated basis that would reasonably be expected to have a significant effect on the market price or value of the Issuer’s securities;

“material fact” means any fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Issuer’s securities;

“misrepresentation” is as defined under Applicable Securities Laws”;

“Offering” means the sale by the Issuer of up to 3,750,000 Units of the Issuer on the terms set forth in this Agreement;

“Ontario Accredited Investor Exemption” means the exemption from prospectus requirements set out in §2.3 of Ontario Securities Commission Rule 45-501;

“Portfolio Manager” means an adviser who manages the investment portfolio of clients through discretionary authority granted by one or more clients;

“Principal Canadian Jurisdictions” means British Columbia and Alberta;

“Public Record” means information which has been publicly filed at www.SEDAR.com by the Issuer under Applicable Securities Laws;

“Regulation D” means Regulation D under the U.S. Securities Act;

“Regulation S” means Regulation S under the U.S. Securities Act;

“Schedules” means the schedules attached hereto comprising:

A

Form 4C – Corporate Placee Registration From;

B

Accredited Investor – British Columbia, Alberta and Manitoba;

C

Accredited Investor Certificate – Ontario;

D

Certificate of U.S. Investor;

“Securities” means, collectively, the Shares, Warrants and Warrant Shares;

“Share” means a common share without par value in the capital of the Issuer;

“Subscription Agreement” means this subscription agreement between the Investor and the Issuer, including all Schedules incorporated by reference as it may be amended or supplemented from time to time;

“TSXV” means the TSX Venture Exchange;

“Unit” is a reference to one common share and one Warrant, each Warrant exercisable for one additional common share;

 “United States” means United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D (see Schedule D);

“U.S. Person” means a “U.S. person” as defined in Regulation S, which includes, but is not limited to:

Any natural person resident in the United States;

Any partnership or corporation organized or incorporated under the laws of the United States;

Any estate of which any executor or administrator is a U.S. Person;

Any trust of which any trustee is a U.S. Person;

Any agency or branch of a foreign entity located in the United States;

Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

Any partnership or corporation if:

Organized or incorporated under the laws of any foreign jurisdiction; and

Formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned by U.S. Accredited Investors who are not natural persons, estates or trusts.

“U.S. Securities Act” means the Securities Act of 1933, as amended, of the United States of America;

“Warrant” means one share purchase warrant to be issued by the Issuer as part of each Unit, each Warrant exercisable to acquire one additional common share of the Issuer for a two year period after the Closing Date for a price of $0.50 per Warrant for the first year and $0.75 per Warrant for the second year;

“Warrant Share” may be used to refer to the Share to be issued upon the exercise of a Warrant.

Prospectus Exempt Subscription Commitment

The undersigned (the “Investor”) hereby irrevocably subscribes for and agrees to purchase from the Issuer, subject to the terms and conditions set forth herein, that number of Units of the Issuer set out above the Investor’s name on the execution page (15) of this Subscription Agreement at the price of Cdn.$0.40 per Unit. Subject to the terms hereof, this Subscription will be deemed to have been made and be effective only upon its acceptance by the Issuer.

Description of Securities – Share and one Year Warrant

Each Unit consists of one Share and one Warrant.

One Warrant will entitle the Investor to purchase one Warrant Share at a price of $0.50 per Warrant for the first year and $0.75 per Warrant for the second year after the Closing Date.

The Warrants will be governed by the terms and conditions set out in the certificate representing the Warrants (the “Warrant Certificates”) delivered to the Investor at Closing.  The Warrant Certificate will contain, among other things, provision for the appropriate adjustment in a class, number and price of the Warrant Shares upon the occurrence of certain events, including any subdivision, consolidation or re-classification of the common shares of the Issuer or payments of stock dividends or upon the merger or re-organization of the Issuer.

Closing

The Investor will deliver to the offices of the Issuer aggregate subscription funds and subscription documents completed in accordance with the instructions on the face page of this Agreement and arrange for concurrent delivery of certified funds. On request by the Issuer, the Investor agrees to complete and deliver any other documents, questionnaire, notices and undertakings as may possibly be required by regulatory authorities, stock exchanges and Applicable Securities Laws to complete the transactions contemplated by this Agreement. Delivery and payment for the Units will be completed by the Issuer at either the offices of the Issuer at 1630 – 1075 West Georgia Street, Vancouver, B.C., V6E 3C9, or Lang Michener LLP, Barristers & Solicitors, counsel to the Issuer, 1500, 1055 W. Georgia Street, Vancouver, British Columbia, V6E 4N7 on the Closing Date on a date following written TSXV acceptance in principle at which time certificates representing the Shares and Warrants will be available against payment of funds for delivery to the Investor as the Investor shall instruct.  Investor hereby waives receiving any prior notice of Closing.

Closing is subject to certain conditions including TSXV approval being obtained.

Investor’s Acknowledgements – Regarding Risk, Restrictions, Independent Advice

The Investor represents and warrants and acknowledges and agrees with (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whom the Investor is contracting hereunder) the Issuer that:

its decision to execute this Subscription and purchase the Securities agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Issuer, and that its decision is based entirely upon its review of information about the Issuer in the Public Record;

no prospectus has been filed by the Issuer with any securities commission or similar authority, in connection with the issuance of the Securities, and the issuance and the sale of the Units is subject to such sale being exempt from the prospectus/registration requirements under Applicable Securities Laws and accordingly:

the Investor is restricted from using certain of the civil remedies available under such legislation;

the Investor may not receive information that might otherwise be required to be provided to it under such legislation; and

the Issuer is relieved from certain obligations that would otherwise apply under such legislation;

the Investor (or others for whom the Investor is contracting hereunder) has been advised to consult its own legal advisors with respect to the merits and risks of an investment in the Securities and with respect to applicable resale restrictions and it (or others for whom it is contracting hereunder) is solely responsible (and the Issuer is in no way responsible) for compliance with applicable resale restrictions;

to the knowledge of the Investor, the sale of the Securities was not accompanied by any advertisement;

the offer made by this Subscription is irrevocable (subject to the right of the Issuer to terminate this Subscription) and requires acceptance by the Issuer;

this Subscription is not enforceable by the Investor unless it has been accepted by the Issuer and the Investor waives any requirement on the Issuer’s behalf to immediately communicate its acceptance of this Subscription to the Investor;

the Securities are speculative investments which involve a substantial degree of risk;

the Investor is sophisticated in financial investments, has had access to and has received all such information concerning the Issuer that the Investor has considered necessary in connection with the Investor’s investment decision and the Investor will not receive an offering memorandum or similar disclosure document;

no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Securities; and

the Issuer will rely on the representations and warranties made herein or otherwise provided by the Investor to the Issuer in completing the sale and issue of the Units to the Investor.

The Investor hereby acknowledges and agrees that the subscription proceeds, subject to any statutory rights of the Investor, will be immediately advanced to the Issuer prior to the Closing Date.  All advances to the Issuer as contemplated herein shall form a loan from the Investor to the Issuer and in the event that the Closing fails to occur, for any reason, the Investor shall be deemed to have loaned the purchase funds to the Issuer, repayable on demand and bearing interest from the date of advance to the Issuer by the Investor, until the date of repayment with interest at the prime rate of interest specified by Bank of Montreal, Vancouver, Main Branch, from time to time.

Investor’s Exemption Status

The Investor, by its execution of this Subscription Agreement, hereby further represents, warrants to, and covenants with, the Issuer (which representations, warranties and covenants shall survive the Closing of the Offering) that:

British Columbia Exemptions (At least one B.C. exemption contained in section 6.1 through section 6.3 must apply)

Subject to paragraph 6.1(b), whether or not the Investor is a British Columbia resident, it is purchasing the Units as principal for its own account, it is purchasing such Units not for the benefit of any other person, and not with a view to the resale or distribution of the Units, one of the following exemptions is applicable:

Family, Friends and Business Associates Exemption:

The Investor is:

a director, senior officer or control person of the Issuer;

a spouse, parent, brother, sister or child of a director, senior officer or control person of the Issuer, or an affiliate of the Issuer,

a close personal friend of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer,

a close business associate of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer, or a person or company that is wholly-owned by any combination of persons or companies described in paragraphs (A) to (D) above.

Exempt Amount Exemption

It will have an aggregate acquisition cost of purchasing the Units of not less than Cdn.$97,000; or

Investor is not an individual but is a corporation, partnership, trust, fund, association or any other organization of a group of persons resident in British Columbia, it was not created solely, nor is it used primarily, to permit a group of individuals to purchase securities without a prospectus and it will have an aggregate acquisition cost of purchasing the Units of not less than Cdn.$97,000 or, if it is such an entity created or used primarily for such purpose, each of the individuals who forms part of the group has contributed at least Cdn.$97,000 to such entity for the purpose of purchasing the Units.

Accredited Investor Exemption

The Investor is an “accredited investor” as such term is defined in Multilateral Instrument 45-103 and is purchasing the Units as principal for its own account and not for the benefit of any other person, for investment purposes only and not with a view to resale or distribution, the Investor has properly complied and duly executed the Accredited Investor Certificate attached to this Subscription Agreement as Schedule B indicating the means by which the Investor is an accredited investor and confirms the truth and accuracy of all statements made by the Investor in such certificate.

Alberta Exemptions (Alberta Investors ONLY)

Family, Close Friends and Business Associates Exemption:

The Investor is:

a director, senior officer or control person of the Issuer;

a spouse, parent, brother, sister or child of a director, senior officer or control person of the Issuer, or an affiliate of the Issuer,

a close personal friend of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer,

a close business associate of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer, or a person or company that is wholly-owned by any combination of persons or companies described in paragraphs (A) to (D) above.

Accredited Investor Exemption

The Investor is an “accredited investor” as such term is defined in Multilateral Instrument 45-103 and is purchasing the Units as principal for its own account and not for the benefit of any other person, for investment purposes only and not with a view to resale or distribution, the Investor has properly complied and duly executed the Accredited Investor Certificate attached to this Subscription Agreement as Schedule B indicating the means by which the Investor is an accredited investor and confirms the truth and accuracy of all statements made by the Investor in such certificate;

Other

If the Investor is an Alberta resident and NOT AN ACCREDITED INVESTOR (see Schedule B), then it is agreed that the sale of Units pursuant to this Offering is being made in Alberta under the statutory exemptions from the prospectus requirements of the Securities Act (Alberta) (the “Alberta Act”) and:

a.

the Investor is purchasing Units as principal for its own account (and not for any other person), in a sufficient number such that the aggregate acquisition cost to the Investor of the Units is not less than $97,000; or

b.

if the Investor is not purchasing as principal, it is duly authorized to enter into this Agreement and to execute all documentation in connection with the purchase on behalf of each beneficial purchaser, it acknowledges that the Issuer is required by law to disclose, on a confidential basis, to certain regulatory authorities, the identity of the beneficial purchaser of Units for whom it is acting, and:

(I)

it is purchasing not less than $97,000 of Units for accounts fully managed by it and it is a trust corporation trading as a trustee or an agent, a portfolio manager trading as an agent,

or a person or company trading as an agent, that, except for an exemption under the Alberta Act or the Alberta Securities Commission Rules, is required to be registered as a portfolio manager; or

(II)

it is acting as agent for one or more undisclosed principals, each of which principals is purchasing as a principal for its own account, and it is not purchasing for the benefit of any other person, and not with a view to resale or distribution of all or any of the Units, and each of the principals is purchasing not less than $97,000 of Units; or

c.

if the Investor is a corporation, syndicate, partnership or other form of unincorporated organization, it pre-existed the Offering and has a bona fide purpose other than investment in the Units or, if created primarily to permit such investment, the individual share or portion of the aggregate acquisition cost for any shareholder of the corporation, partner of the partnership, member of the syndicate or other form of unincorporated organization is not less than $97,000.

Ontario Exemptions (Ontario Investors ONLY)

If the Investor is a resident in the province of Ontario, the Investor must be an “accredited investor” as such term is defined in Ontario Securities Commission Rule 45-501 (see Schedule C) and is purchasing the Units as principal and the Investor has properly completed and duly executed the Accredited Investor Certificate – Ontario attached to this Subscription Agreement as Schedule C indicating the means by which the Investor is an accredited investor and confirms the truth and accuracy of all statements made by the Investor in such certificate.

Investors Outside of Canada

If the Investor is resident in a jurisdiction outside of Canada it acknowledges that:

(a)

no securities commission or similar regulatory authority has reviewed or passed on the merits of the Units;

(b)

there is no government or other insurance covering the Units;

(c)

there are risks associated with the purchase of the Units;

(d)

there are restrictions on the Investor’s ability to resell the Securities and it is the responsibility of the Investor to determine what those restrictions are and to comply with them before selling the Securities; and

(e)

the Issuer has advised the Investor that the Issuer is relying on an exemption from the requirements to provide the Investor with a prospectus and to sell the Securities through a person registered to sell the Securities under the Applicable Securities Laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Applicable Securities Laws, including statutory rights of rescission or damages, will not be available to the Investor;

Portfolio Managers

If the Investor is purchasing as a Portfolio Manager, not for its own account, then each of its beneficial underlying “investors” is an Accredited Investor, or the aggregate acquisition cost for each such underlying investor is not less than $97,000 (excluding Ontario residents and all of whom must be Accredited) and the Portfolio Manager will complete Schedule A; and the Portfolio Manager,

is resident in British Columbia and is a trust company or an insurer which has received a business authorization under the Financial Institutions Act (British Columbia) or is a trust company or an insurer authorized under the laws of another province or territory of Canada to carry on such business in such province or territory, and the Investor is purchasing the Units as an agent or trustee for accounts that are fully managed by the Investor; OR is resident in British Columbia and is an advisor who manages the investment portfolios of clients through discretionary authority granted by one or more clients and the Investor is registered as an advisor under the B.C. Act or the Investor is exempt from such registration and the Investor is purchasing the Units as an agent for accounts that are fully managed by the Investor; OR it is acting as agent for one or more disclosed principals, each of which principals is purchasing as principal for its own account, not for the benefit of any other person and not with a view to the resale or distribution of all or any of the Units, and the purchase cost of Units of each of whose principals complies with subparagraphs (i) or (ii); OR it carries on business as a Foreign Portfolio Manager outside of Canada and makes the acknowledgements set out in paragraph 6.2 above;

Other General Representations Applicable to All Investors

the Investor has no knowledge of a “material fact” or “material change”, as those terms are defined in Applicable Securities Laws, in respect of the affairs of the Issuer that has not been generally disclosed to the public;

the Investor (and, if applicable, any beneficial purchaser for whom it is acting) is resident in the jurisdiction set out under the heading “Name and Address of Investor” on the execution page of this Subscription Agreement;

the Investor has the legal capacity and competence to enter into and execute this Subscription and to take all actions required pursuant hereto and, if the Investor is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution of this Subscription Agreement on behalf of the Investor;

the entering into of this Subscription Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Investor or of any agreement, written or oral, to which the Investor may be a party or by which the Investor is or may be bound;

the Investor has duly and validly authorized, executed and delivered this Subscription Agreement and understands it is intended to constitute a valid and binding agreement of the Investor enforceable against the Investor;

in connection with the Investor’s investment in the Units, the Investor has not relied upon the Issuer for investment, legal or tax advice, and has, in all cases sought the advice of the Investor’s own personal investment advisor, legal counsel and tax advisers or has waived its rights thereto and the Investor is either experienced in or knowledgeable with regard to the affairs of the Issuer, or either alone or with its professional advisors is capable, by reason of knowledge and experience in financial and business matters in general, and investments in particular, of evaluating the merits and risks of an investment in the Units and is able to bear the economic risk of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with the investment in the Units;

no person has made to the Investor any written or oral representations:

that any person will resell or repurchase the Units;

that any person will refund the purchase price for the Units; or

as to the future price or value of the Units;

Non U.S. Person and Investors located Outside the United States

UNLESS the Investor completes the Certificate of U.S. Investor included herein as Schedule D (in which case the Investor represents, warrants and covenants to the Issuer as to the accuracy of all matters set out therein) in connection with a purchase of the Securities made in reliance on Regulation D, the Investor represents and warrants that:

the Securities are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States and the Investor does not have any agreement or understanding (either written or oral) with any U.S. Person or a person in the United States respecting:

the transfer or assignment of any rights or interests in any of the Securities;

the division of profits, losses, fees, commissions, or any financial stake in connection with this Subscription; or

the voting of the Securities;

the Investor has no intention to distribute either directly or indirectly any of the Securities in the United States or to U.S. Persons in violation of United States federal or state securities laws;

the Investor was not offered the Securities in the United States;

at the time the purchase order was originated the Investor was outside the United States, and did not execute or deliver this Subscription Agreement or related documents in the United States;

the Investor represents that the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the U.S. Securities Act;

the Investor acknowledges that the Securities have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state, and may not be offered or sold in the United States or to a U.S. Person, without registration or an exemption from registration under the U.S. Securities Act and applicable state securities laws and agrees not to offer or sell the Securities in the United States or to a U.S. Person, without registration or an exemption from registration under the U.S. Securities Act and applicable state securities laws;

the Investor will not engage in any “directed selling efforts” (as such term is defined under Regulation S) in the United States in respect of the Securities, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Securities;

The Investor understands that the Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless an exemption is available from the registration requirements of the U.S. Securities Act and applicable state securities laws and the holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to such effect; and

The Investor acknowledges that any person who exercises a Warrant will be required to provide to the Issuer either:

a written certification that the holder (1) at the time of exercise of the Warrant is not in the United States: (2) is not a U.S. Person and is not exercising the Warrant on behalf of a U.S. Person; and (3) did not execute or deliver form for such security in the United States; or

a written opinion of counsel of recognized standing in form and substance satisfactory to the Issuer or other evidence satisfactory to the Issuer to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available for the issuance of the Warrant Shares; and

the Investor understands that unless the holder provides a written certification pursuant to Section (h)(ix)(A) above, the certificates representing the Warrant Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

U.S. Persons and Investors Located Inside the United States – Certificate of U.S. Investor Required

An Investor located in the United States or a U.S. Person must execute and deliver to the Issuer herewith the certifications set forth in the Certificate of U.S. Investor attached hereto as Schedule D;

Compliance with Local Laws

the Investor will comply with Applicable Securities Laws and, if applicable, Rule 904 of Regulation S concerning the resale of the Securities and all related restrictions (and the Issuer is not in any way responsible for such compliance) and shall speak and consult with its own legal advisors with respect to such compliance;

Own Expense

the Investor acknowledges and agrees that all costs and expenses incurred by the Investor (including any fees and disbursements of any special counsel or other advisors retained by the Investor) relating to the purchase of the Units shall be borne by the Investor;

International Investor

if the Investor is resident of an International Jurisdiction (meaning herein a country other than Canada or the United States) then:

the Investor is knowledgeable of securities legislation having application or jurisdiction over the Investor and the Offering (other than the laws of Canada and the United States) which would apply to this subscription;

the Investor is purchasing the Units pursuant to exemptions from any prospectus, registration or similar requirements under the laws of that International Jurisdiction and or, if such is not applicable, the Investor is permitted to purchase the Investor’s Units, and the Issuer has no filing obligations in the International Jurisdiction;

no laws in the International Jurisdiction require the Issuer to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in the International Jurisdiction; and

the Units are being acquired for investment only and not with a view to resale and distribution within the International Jurisdiction.

The Issuer’s Representations

The Issuer represents and warrants to the Investor that, as of the date of this Subscription and at Closing hereunder:

the Issuer and its subsidiaries are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which they are incorporated, continued or amalgamated;

the Issuer has complied, or will comply, with all applicable corporate and securities laws and regulations in connection with the offer, sale and issuance of the Securities, and in connection therewith has not engaged in any “direct selling efforts,” as such term is defined in Regulation S, or any “general solicitation or general advertising” as described in Regulation D;

the Issuer and its subsidiaries are the beneficial owners of the properties, business and assets or the interests in the properties, business or assets referred to in its Public Record and except as disclosed therein, all agreements by which the Issuer or its subsidiaries holds an interest in a property, business or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

no Offering Memorandum has been or will be provided to the Investor;

the financial statements comprised in the Public Record accurately reflect the financial position of the Issuer as at the date thereof, and no adverse material changes in the financial position of the Issuer have taken place since the date of the Issuer’s last financial statements except as filed in the Public Record;

the creation, issuance and sale of the Securities by the Issuer does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or any agreement or instrument to which the Issuer is a party;

the Securities will, at the time of issue, be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances and the Issuer will reserve sufficient shares in the treasury of the Issuer to enable it to issue the Securities;

this Subscription when accepted has been duly authorized by all necessary corporate action on the part of the Issuer and, subject to acceptance by the Issuer, constitutes a valid obligation of the Issuer legally binding upon it and enforceable in accordance with its terms;

neither the Issuer nor any of its subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Issuer’s knowledge no such actions, suits or proceedings have been threatened as at the date hereof, except as disclosed in the Public Record;

no order ceasing or suspending trading in the securities of the Issuer nor prohibiting sale of such securities has been issued to the Issuer or its directors, officers or promoters and to the best of the Issuer’s knowledge no investigations or proceedings for such purposes are pending or threatened; and

except as set out in the Public Record or herein, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option for the issue or allotment of any unissued common shares of the Issuer or any other security convertible or exchangeable for any such shares or to require the Issuer to purchase, redeem or otherwise acquire any of the issued or outstanding shares of the Issuer.

Covenants of the Issuer

The Issuer hereby covenants with each Investor that it will:

offer, sell, issue and deliver the Securities pursuant to exemptions from the prospectus filing, registration or qualification requirements of Applicable Securities Laws and otherwise fulfil all legal requirements required to be fulfilled by the Issuer (including without limitation, compliance with all Applicable Securities Laws of the Principal Canadian Jurisdictions) in connection with the Offering;

use its best efforts to maintain its status as a “reporting issuer” not in default in British Columbia and Alberta;

within the required time, file with the TSXV any documents, reports and information, in the required form, required to be filed by Applicable Securities Laws in connection with the Offering, together with any applicable filing fees and other materials; and

the Issuer will use reasonable commercial efforts to satisfy as expeditiously as possible any conditions of the TSXV (the “Exchange Conditions”) required to be satisfied prior to the TSXV’s acceptance of the Issuer’s notice of the Offering.

No Contractual Right of Action for Rescission

The Investor acknowledges that it is purchasing the Securities issued hereunder pursuant to an exemption which does not require delivery to the Investor of an offering memorandum, that it will not receive any Offering Memorandum in connection with this Subscription and therefore is not entitled to contractual rights of action or rescission.

Resale Restrictions and Legending of Securities

The Investor acknowledges that any resale of the Securities will be subject to resale restrictions contained in the Applicable Securities Laws applicable to the Issuer, the Investor or any proposed transferee.  Investors with a Canadian or international address will receive a certificate bearing the following legend imprinted thereon:

“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before August 28, 2004”; and

“Without the approval of the TSX Venture Exchange and compliance with all applicable securities legislation the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until August 28, 2004.”

If the Investor is in the United States or is a U.S. Person, it understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws and regulations, the certificates representing the Securities, and all certificates issued in exchange therefore or in substitution thereof, will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES,

AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

provided, that if, at the time the Issuer is a “foreign issuer” as defined in Regulation S, any of the Securities are being sold in compliance with the requirements of Rule 904 of Regulation S, as referred to above, and in compliance with Canadian local laws and regulations, the legend may be removed by providing a declaration to the Issuer’s transfer agent for the Securities in the form attached hereto as Appendix “A” to Schedule D (or as the Issuer may prescribe from time to time);

provided further, that, if any of the Securities are being sold pursuant to Rule 144 of the U.S. Securities Act, the legend may be removed by delivery to the Issuer’s transfer agent of an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

The Warrants are non-transferable without the consent of the Issuer and the TSXV.

The Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration requirements is available and that certificates representing the Warrants will bear a legend to the following effect:

“THIS WARRANT AND THE SECURITIES DELIVERABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A U.S. PERSON UNLESS THE WARRANT AND THE WARRANT SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.”

General

Time is of the essence hereof.

Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as may either before or after the execution of this Subscription Agreement be reasonably required to carry out the full intent and meaning of this Subscription Agreement.

This Subscription Agreement shall be subject to, governed by and construed in accordance with the laws of British Columbia and the laws of Canada as applicable therein and the Investor hereby irrevocable attorns to the jurisdiction of the Courts situate therein.

This Subscription Agreement may not be assigned by any party hereto.

Without limitation, this Subscription Agreement and the transactions contemplated hereby are conditional upon and subject to the Issuer receiving the acceptance of the TSXV, for this Subscription Agreement and the transactions contemplated hereby.

The Issuer shall be entitled to rely on delivery of a facsimile copy of this Subscription Agreement, and acceptance by the Issuer of a facsimile copy of this Subscription Agreement shall create a legal, valid and binding agreement between the Investor and the Issuer in accordance with its terms.

This Subscription Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

This Subscription Agreement is deemed to be entered into on the acceptance date by the Issuer, notwithstanding its actual date of execution by the Investor.

This Subscription, including, without limitation, the representations, warranties, acknowledgements and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties notwithstanding the completion of the purchase of the Units by the Investor pursuant hereto, the completion of the issue of Units of the Issuer and any subsequent disposition by the Investor of the Shares or Warrants.

The invalidity or unenforceability of any particular provision of this Subscription shall not affect or limit the validity or enforceability of the remaining provisions of this Subscription.

Except as expressly provided in this Subscription and in the agreements, instruments and other documents contemplated or provided for herein, this Subscription contains the entire agreement between the parties with respect to the sale of the Securities and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute, by common law, by the Issuer, by the Investor, or by anyone else.

All monetary amounts are Canadian Dollars.

IN WITNESS WHEREOF the Investor has duly executed this Subscription as of the date first above mentioned.

Total Number of Units Subscribed:

337,500

Units @ Cdn.$0.40

Total Purchase Price:

Cdn.$

135,000

Name and Address

Keith Kretschmer

(Name of Investor - Please type or print)

/s/ Keith RETSCHMER

(Signature and, if applicable, Office)

111 Lupine Dr.

(Address of Investor)

Sequim,Washington, 98382  United States

(City, Province, Postal Code of Investor)

If you already own shares of the Issuer, please disclose how many:

25,000 shares

If the Investor is signing as agent or other person, please provide the name and address of the beneficial owner of the Units purchased:

Name and Address

 (Name of Investor - Please type or print)

(Signature and, if applicable, Office)

(Address of Investor)

(City, Province, Postal Code of Investor)

REGISTRATION AND DELIVERY INSTRUCTIONS

1.

Registration - registration of the single certificate which is to be delivered at closing should be made as follows:  (Registration must reflect legal ownership in accordance with Investor’s disclosure made on the execution page and must be in the form required by Investor’s broker.)

(name)

(account number, if applicable)

(address)

2.

Delivery - please deliver the Share and Warrant certificate(s) to the following street address (include contact name and contact telephone number):

A C C E P T A N C E

The above-mentioned Subscription is hereby accepted and the terms hereof agreed to by the Issuer.

DATED at Vancouver, British Columbia, the _27__ day of April______________, 2004.

IMAGIS TECHNOLOGIES INC.

Per:

/s/ Wayne Smith

Authorized Signing Officer

SCHEDULE A

FORM 4C

CORPORATE PLACEE REGISTRATION FORM

Where subscribers to a Private Placement are not individuals, the following information about the placee must be provided.  This Form will remain on file with the Exchange.  The corporation, trust, portfolio manager or other entity (the “Placee”) need only file it on one time basis, and it will be referenced for all subsequent Private Placements in which it participates.  If any of the information provided in this Form changes, the Placee must notify the Exchange prior to participating in further placements with Exchange listed companies.  If as a result of the Private Placement, the Placee becomes an Insider of the Issuer, Insiders of the Placee are reminded that they must file a Personal Information Form (2A) or, if applicable, Declarations, with the Exchange.

1.

Placee Information:

(a)

Name:

(b)

Complete Address:

(c)

Jurisdiction of Incorporation or Creation:

2.

(a)

Is the Placee purchasing securities as a portfolio manager (Yes/No)?

(b)

Is the Placee carrying on business as a portfolio manager outside of Canada (Yes/No)?

3.

If the answer to 2(b) above was “Yes”, the undersigned certifies that:

(a)

It is purchasing securities of an Issuer on behalf of managed accounts for which it is making the investment decision to purchase the securities and has full discretion to purchase or sell securities for such accounts without requiring the client’s express consent to a transaction;

(b)

it carries on the business of managing the investment portfolios of clients through discretionary authority granted by those clients (a “portfolio manager” business) in ____________________ [jurisdiction], and it is permitted by law to carry on a portfolio manager business in that jurisdiction;

(c)

it was not created solely or primarily for the purpose of purchasing securities of the Issuer;

(d)

the total asset value of the investment portfolios it manages on behalf of clients is not less than $20,000,000; and

(e)

it has no reasonable grounds to believe, that any of the directors, senior officers and other insiders of the Issuer, and the persons that carry on investor relations activities for the Issuer has a beneficial interest in any of the managed accounts for which it is purchasing

4.

If the answer to 2(a). above was “No”, please provide the names and addresses of control persons of the Placee:

Name	City	Province or State	Country

The undersigned acknowledges that it is bound by the provisions of applicable Securities Law, including provisions concerning the filing of insider reports and reports of acquisitions (See for example, sections 87 and 111 of the Securities Act (British Columbia) and sections 176 and 182 of the Securities Act (Alberta).

Dated at

 on

.

(Name of Purchaser - please print)

(Authorized Signature)

(Official Capacity - please print)

(please print name of individual whose signature appears above)

THIS IS NOT A PUBLIC DOCUMENT

SCHEDULE B

BRITISH COLUMBIA, ALBERTA AND MANITOBA
ACCREDITED INVESTOR CERTIFICATE FORM
REGARDING THE PURCHASE OF UNITS OF IMAGIS TECHNOLOGIES INC.

The Purchaser certifies that it/he/she is an “accredited investor” as defined in Multilateral Instrument 45-103 Capital Raising Exemption1 (the “Instrument”) promulgated under the Securities Act (British Columbia), the Securities Act (Alberta) and the Securities Act (Manitoba) (each, an “Act”) by virtue of qualifying as one of more of the following.  Please insert a checkmark in the bracketed area beside each applicable paragraph:

Individual Purchasers

[

]

(a)

An individual who beneficially owns, or together with a spouse beneficially owns directly or indirectly, financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000;

[

]

(b)

An individual whose net income before taxes exceeded $200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of those years and who, in either case, has a reasonable expectation of exceeding the same net income level in the current year;

[

]

(c)

An individual who has been granted registration under an Act or securities legislation in another jurisdiction as a representative or a person or company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer under the Securities Act (Ontario), other than a limited market dealer, whether or not the individual’s registration is still in effect;

[

]

(d)

A person registered under an Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;

Non-Individual Purchasers

[

]

(e)

A company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;

[

]

(f)

A registered charity under the Income Tax Act (Canada);

[

]

(g)

A corporation, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least $5,000,000 as shown in its most recently prepared financial statements;

[

]

(h)

A person or company in respect of which all of the owners of interests, direct or indirect, legal or beneficial, are persons or companies that are accredited investors;

1 The Rule defines the term (i) “financial assets” as cash or securities, (ii) “related liabilities” as liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets or liabilities that are secured by financial assets, (iii) “spouse” as, in relation to an individual, another individual to whom that individual is married and is not living separate and apart within the meaning of the Divorce Act (Canada) or is living and cohabiting within a marriage-like relationship, including a marriage-like relationship between persons of the same gender.  Terms used herein which are defined in National Instrument 14-101 (the “National Instrument”) as adopted by the Commissions have the meaning given to them in the National Instrument and terms used herein which are defined in the Acts have the meaning given to them in the Acts.  Reference should be made to the Instrument itself for the complete text of the Instrument, including other definitions, and to the Companion Policy to the Instrument for matters of interpretation and application.

Institutional Purchasers

[

]

(i)

A Canadian financial institution, or an authorized foreign bank listed in Schedule III of the Bank Act (Canada) or a wholly owned subsidiary of same;

[

]

(j)

A loan corporation or trust corporation registered under the Loan and Trust Corporations Act (Ontario) or under the Trust and Loan Corporations Act (Canada), or under comparable legislation in any other jurisdiction or a wholly owned subsidiary of same;

[

]

(k)

An association under the Cooperative Credit Associations Act (Canada) or a wholly owned subsidiary of same located in Canada;

[

]

(l)

The Business Development Bank incorporated under the Business Development Bank Act (Canada);

[

]

(m)

A pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a provincial pension commission or similar regulatory authority;

[

]

(n)

A mutual fund or non-redeemable investment fund that, in the local jurisdiction, distributes its securities only to persons or companies that are accredited investors;

[

]

(o)

A mutual fund or non-redeemable investment fund that, in the local jurisdiction, distributes its securities under a prospectus for which the regulator has issued a receipt;

[

]

(p)

An entity that is organized outside of Canada that is analogous to any of the entities referred to in paragraphs (e), (i), (l), (k) or (m);

Government Organizations

[

]

(q)

The government of Canada or of a Province of Canada, or any crown corporation or agency of a Canadian federal or provincial government;

[

]

(r)

Any municipality, public board or commission in Canada;

[

]

(s)

Any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government.

Dated , .
Signature of the Purchaser or authorized signatory of the Purchaser
Name of Purchaser
Address of Purchaser

Schedule C

ACCREDITED INVESTOR CERTIFICATE - ONTARIO
regarding the purchase of UNITS OF IMAGIS TECHNOLOGIES INC.

In connection with the proposed purchase of Units of Imagis Technologies Inc. (the “Issuer”), the undersigned certifies, represents and warrants that the undersigned is an “accredited investor” as defined in Ontario Securities Commission Rule 45-5012 (the “Rule”) promulgated under the Securities Act (Ontario) (the “Act”) as indicated below.  Please insert a checkmark in the bracketed area beside each applicable paragraph:

Individual Investors

[ ]	(a)

An individual who beneficially owns, or together with a spouse beneficially own, financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000;

[ ]	(b)

An individual whose net income before taxes exceeded $200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of those years and who, in either case, has a reasonable expectation of exceeding the same net income level in the current year;

[ ]	(c)

An individual who has been granted registration under the Act or securities legislation in another jurisdiction as a representative of a person or company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer, whether or not the individual’s registration is still in effect;

[ ]	(d)	A person registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;
[ ]	(e)	A person that is recognized by the Ontario Securities Commission as an accredited investor;
[ ]	(f)	A spouse, parent, brother, sister, grandparent or child of an officer, director or promoter of the issuer;

Non-Individual Investors

[ ]	(g)	A company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;
[ ]	(h)	A registered charity under the Income Tax Act (Canada);
[ ]	(i)

A company, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least $5,000,000 as reflected in its most recently prepared financial statements;

[ ]	(j)	A company that is recognized by the Ontario Securities Commission as an accredited investor;

2 The Rule defines the term (i) “financial assets” as cash, securities, or any contract of insurance or deposit or evidence thereof that is not a security for the purposes of the Act, (ii) “related liabilities” as liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets and liabilities that are secured by financial assets, (iii) “managed account” as an investment portfolio account of a client established in writing with a portfolio adviser who makes investment decisions for the account and has full discretion to trade in securities of the account without requiring the client’s express consent to a transaction, and (iv) “spouse” as, in relation to an individual, another individual to whom that individual is married, or another individual of the opposite sex or the same sex with whom that individual is living in a conjugal relationship outside marriage.  Terms used herein which are defined in National Instrument 14-101 (the “National Instrument”) as adopted by the Ontario Securities Commission have the meaning given to them in the National Instrument and terms used herein which are defined in the Act have the meaning given to them in the Act.  Reference should be made to the Rule itself for the complete text of the Rule, including other definitions, and to the Companion Policy to the Rule for matters of interpretation and application.

[ ]	(k)	A person or company in respect of which all of the owners of interests, direct or indirect, legal or beneficial, are persons or companies that are accredited investors;
[ ]	(l)	A promoter of the issuer or an affiliated entity of a promoter of the issuer;
[ ]	(m)	A person or company that, in relation to the issuer, is an affiliated entity or a person or company referred to in clause (c) of the definition of distribution in subsection 1(1) of the Act;

Institutional Investors

[ ]	(n)	A bank listed in Schedule I or II of the Bank Act (Canada), or an authorized foreign bank listed in Schedule III of that Act or a wholly-owned subsidiary of same;
[ ]	(o)

A loan corporation or trust corporation registered under the Loan and Trust Corporations Act (Ontario) or under the Trust and Loan Companies Act (Canada), or under comparable legislation in any other jurisdiction;

[ ]	(p)

A co-operative credit society, credit union central, federation of caisses populaires, credit union or league, or regional caisse populaire, or an association under the Cooperative Credit Associations Act (Canada), in each case, located in Canada, or a wholly-owned subsidiary of same;

[ ]	(q)	A company licensed to do business as an insurance company in any jurisdiction or a wholly-owned subsidiary of same;
[ ]	(r)	The Business Development Bank incorporated under the Business Development Bank Act (Canada) or a wholly-owned subsidiary of same;
[ ]	(s)	A pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a provincial pension commission or similar regulatory authority;
[ ]	(t)	A mutual fund or non-redeemable investment fund that, in Ontario, distributes its securities only to persons or companies that are accredited investors;
[ ]	(u)

A mutual fund or non-redeemable investment fund that, in Ontario, distributes its securities under a prospectus for which a receipt has been granted by the Director of the Ontario Securities Commission, or, if it has ceased distribution of its securities, has previously distributed its securities in this manner;

[ ]	(v)	A fully managed account if it is acquiring a security that is not a security of a mutual fund or non-redeemable investment fund;
[ ]	(w)	An account that is fully managed by a trust corporation registered under the Loan and Trust Companies Act (Ontario);
[ ]	(x)	An entity that is organized outside of Canada that is analogous to any of the entities referred to in paragraphs (g), (n), (o), (p), (q), (r), or (s);

Government Organizations

[ ]	(y)	The government of Canada or of any jurisdiction, or any crown corporation, instrumentality or agency of a Canadian federal, provincial or territorial government;
[ ]	(z)	Any Canadian municipality or any Canadian provincial or territorial capital city;
[ ]	(aa)	Any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency or instrumentality thereof;

Dated ___________________, 20___

Signature of Investor or authorized signatory of the Investor

Name of Investor

Address of Investor

SCHEDULE D

CERTIFICATE OF U.S. INVESTOR

This form must be completed by investors located inside the United States or U.S. Persons.

A United States investor is any person in the United States or any U.S. Person.  A U.S. Person includes, but is not limited to, (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. Person; (d) any trust of which any trustee is a U.S. Person; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person: (g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (h) any partnership or corporation organized outside the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act of 1933, unless it is organized or incorporated, and owned, by Accredited U.S. Investors who are not natural persons, estates or trusts.

The Investor covenants, represents and warrants to the “Issuer” that:

(a)

it understands that the Securities have not been and will not be registered under the U.S. Securities Act or any applicable State Securities laws and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirement provided by Rule 506 of Regulation D;

(b)

it acknowledges that it has not purchased the Securities as a result of any form of “general solicitation or general advertising” (as described in Regulation D), including advertisements articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(c)

it understands and agrees that there may be material tax consequences to the Investor of an acquisition, disposition or exercise of any of the Securities.  The Issuer gives no opinion and makes no representation with respect to the tax consequences to the Investor under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such securities.  In particular, no determination has been made whether the Issuer will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code;

(d)

it understands and agrees that the financial statements of the Issuer have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies;

(e)

it understands and acknowledges that upon the issuance original thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws and regulations, the certificates representing the Securities, and all certificates issued in exchange therefore or in substitution thereof will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE

EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

provided, that if, at the time the Issuer is a “foreign issuer” as defined in Regulation S, any of the Securities are being sold in compliance with the requirements of Rule 904 of Regulation S, as referred to above, and in compliance with Canadian local laws and regulations, the legend may be removed by providing a declaration to the Issuer’s transfer agent for the Securities in the form attached hereto as Appendix “A” (or as the Issuer may prescribe from time to time);

provided further, that, if any of the Securities are being sold pursuant to Rule 144 of the U.S. Securities Act, the legend may be removed by delivery to the Issuer’s transfer agent of an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

(f)

it consents to the Issuer making a notation on its records or giving instruction to the registrar and transfer agent of the Issuer in order to implement the restrictions on transfer set forth and described herein;

(g)

if an individual, it is a resident of the state or other jurisdiction listed in its address on the signature page of the Subscription Agreement, or if the Investor is not an individual, the office of the Investor at which the Investor received and accepted the offer to purchase the Issuer’s Units is the address listed on the signature page of the Subscription Agreement;

(h)

it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able without impairing its financial condition to hold the Securities for a indefinite period of time and to bear the economic risk of loss of its entire investment;

(i)

the Issuer has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and it has had access to such information concerning the Issuer as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities;

(j)

it is acquiring the Securities for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States federal and state securities laws;

(k)

if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Securities directly or indirectly, unless

(i)

the transfer is to the Issuer;

(ii)

the transfer is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii)

the transfer is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or “Blue Sky” laws; or

(iv)

the Securities are transferred in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and, in the case of clauses (iii) or (iv) above, it has prior to such sale furnished to the Issuer an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Issuer;

(l)

it understands and agrees that the Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration requirements is available and the holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer or other evidence satisfactory to the Issuer to such effect;

(m)

it hereby agrees and consents by acceptance hereof that the certificate or certificates representing the Warrants shall be impressed with a legend reciting that the exercise thereof is restricted, substantially in the following form:

“THIS WARRANT AND THE SECURITIES DELIVERABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A U.S. PERSON UNLESS THE WARRANT AND THE WARRANT SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”

(n)

it understands and acknowledges that the Issuer is not obligated to remain a “foreign issuer” within the meaning of Regulation S;

(o)

it understands and acknowledges that the Issuer is not obligated to file and has no present intention of filing the U.S. Securities and Exchange Commission or with any state securities commission any registration statement in respect of resales of the Securities in the United States;

(p)

it acknowledges that any person who exercises a Warrant will be required to provide to the Issuer either:

a written certification that the holder (a) at the time of exercise of the Warrant is not in the United States; (b) is not a U.S. Person and is not exercising the Warrant on behalf of a U.S. Person; and (c) did not execute or deliver the exercise form for such security in the United States; or

a written opinion of counsel of recognized standing in form and substance satisfactory to the Issuer or other evidence satisfactory to the Issuer to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available for the issuance of the Warrant Shares; and

it understands that unless the holder provides a written certification pursuant to Section (p)(i) above, the certificates representing the Warrant Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

(q)

it is an “accredited investor” as defined in Regulation D by virtue of satisfying one or more of the categories indicated below (please place your initials on the appropriate line(s)):

Category 1.	A bank, as defined in Section 3(a)(2) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or
Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or
Category 3.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; or
Category 4.	An insurance company as defined in Section 2(13) of the U.S. Securities Act; or
Category 5.	An investment company registered under the Investment Issuer Act of 1940; or
Category 6.	A business development company as defined in Section 2(a)(48) of the Investment Issuer Act of 1940; or
Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or
Category 8.

A plan established and maintained by a state, its political subdivision or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with assets in excess of US$5,000,000; or

Category 9.

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor, or an employee benefit plan with total assets in excess of US$5,000,000 or, if a self-directed plan, the investment decisions are made solely by persons who are accredited investors; or

Category 10.	A private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940; or

Category 11.

An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of US$5,000,000; or

X	Category 12.	A director, executive officer or general partner of the Issuer; or
	Category 13.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of this purchase exceeds US$1,000,000; or
Category 14.

A natural person who had an individual income in excess of US$200,000 in each year of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

Category 15.

A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in SEC Rule 506(b)(2)(ii); or

	Category 16.	An entity in which each of the equity owners meets the requirements of one of the above categories.

All capitalized terms not defined herein shall have the meanings set forth in the Subscription Agreement to which this Schedule D is attached.

ONLY UNITED STATES INVESTORS NEED TO COMPLETE AND SIGN

Date

Duly authorized signatory for Investor

(Print name of Investor)

Appendix “A” to

CERTIFICATE OF U.S. PERSON

Form of Declaration for Removal of Legend

TO:

Registrar and transfer agent for the shares of IMAGIS TECHNOLOGIES INC. (the “Corporation”).

The undersigned (A) acknowledges that the sale of the securities of the Corporation to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act); (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the TSX Venture Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U. S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U. S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated _______________ 200___.

X

Signature of individual (if Purchaser is an individual)

X

Authorized signatory (if Purchaser is not an individual)

Name of Purchaser (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

EXHIBIT 2

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE AUGUST 28, 2004.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL AUGUST 28, 2004.

 “THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVER” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

THIS WARRANT WILL BE VOID AND OF NO VALUE UNLESS EXERCISED
ON OR BEFORE 5:00 P.M. (VANCOUVER TIME) ON APRIL 28, 2006.

IMAGIS TECHNOLOGIES INC.
(Incorporated under the laws of British Columbia)

Number: W-3	337,500 Warrants to Purchase 337,500 shares

WARRANT FOR PURCHASE OF SHARES

THIS IS TO CERTIFY THAT, for value received,

KEITH KRETSCHMER

or his/her/its lawful assignee (hereinafter called the “Holder”) is entitled to subscribe for and purchase up to 337,500 fully paid and non-assessable common shares without par value in the capital (as constituted on April 28, 2004) of IMAGIS TECHNOLOGIES INC. (hereinafter called the “Company”) at any time on or before the close of business on April 28, 2006 (5:00 p.m. Vancouver Time), at a price of $0.50 (Cdn) per share for the first year and $0.75 (Cdn) per share for the second year from the date of issuance (the  “Closing Date”), subject, however, to the provisions and upon the Terms and Conditions attached hereto as Schedule “A”.

The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fraction of a share) by surrender of this Warrant (properly endorsed if required), together with a Warrant Exercise Form in the form attached duly completed and executed, at the office of CIBC Mellon Trust Company, Suite 1600 – 1066 West Hastings Street, Vancouver, British Columbia  V6E 3X1, together with a certified cheque or bank draft payable to or to the order of the Company in payment of the purchase price of the number of shares subscribed for.

IN WITNESS WHEREOF the Company has caused this Warrant to be executed by its duly authorized officers under its corporate seal, this 28th day of April, 2004.

IMAGIS TECHNOLOGIES INC.

Per:

/s/ Roy Trivett

Authorized Signatory

Per:

/s/ Wayne Smith

Authorized Signatory

SCHEDULE “A”

TERMS AND CONDITIONS
ATTACHED TO WARRANTS ISSUED BY

IMAGIS TECHNOLOGIES INC.
(the “Company”)

Each Warrant of the Company, whether single or part of a series, is subject to these Terms and Conditions as they were at the date of issue of the Warrant.

INTERPRETATION

DEFINITIONS

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

“Company” includes a successor corporation;

“Company’s auditor” means the accountant duly appointed as auditor of the Company;

“Director” means a director of the Company for the time being, and reference, without more, to action by the directors means action by the directors of the Company as a board or whenever duly empowered action by an executive committee of the board;

“Person” means an individual, corporation, partnership, trustee or any unincorporated organization, and words importing persons have a similar meaning;

“Shares” or “shares” means the common shares in the capital of the Company as constituted at the date of issue of a Warrant and any shares resulting from any event referred to in section 4.7;

“Transfer Agent” means the company or trust company duly appointed as the Company’s Registrar and Transfer Agent;

“Warrant” means a share purchase warrant as evidenced by the certificate, one (1) Warrant entitles the holder to purchase one (1) common share of the Company (subject to adjustment) on or before 24 months from the date of Closing at the exercise price set forth on the certificate;

“Warrant Holder” or “Holder” means the recorded holder of a Warrant;

“Warrant Holder’s Request” means an instrument signed in one or more counterparts by Warrant Holders entitled to purchase in the aggregate not less than twenty-five percent of the number of shares which could be purchased pursuant to all the Warrants outstanding of one series for the time being, requesting the Company to take some action or proceeding as specified therein; and

“Regulation D” means Regulation D under the U.S. Securities Act;

“Regulation S” means Regulation S under the U.S. Securities Act;

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Person” means ‘U.S. person” as that term is defined in regulation S.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

words importing the singular number include the plural and vice versa, and words importing the masculine gender include feminine and neuter genders.

INTERPRETATION NOT AFFECTED BY HEADINGS

The division of the Terms and Conditions into articles and sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof.

APPLICABLE LAW

The Warrants shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable thereto and shall be treated in all respects as legal contracts under the laws of British Columbia.

ISSUE OF WARRANTS

ADDITIONAL WARRANTS

The Company may at any time and from time to time issue Warrants or grant options or similar rights to purchase shares of its capital stock.

ISSUE IN SUBSTITUTION FOR LOST WARRANTS

In case a Warrant shall become mutilated, lost, destroyed or stolen, the Company in its discretion may issue and deliver a new Warrant of like date and tenor as the one mutilated, lost, destroyed or stolen in exchange for, and in place of, and upon cancellation of such mutilated Warrant, or in lieu of and in substitution for such lost, destroyed or stolen Warrant, and the substituted Warrant shall be entitled to the benefit hereof and rank equally in accordance with its terms with all other Warrants of the same issue.

The applicant for the issue of a new Warrant pursuant hereto shall bear the cost of the issue thereof and in the case of loss, destruction or theft furnish to the Company such evidence of ownership, and of loss, destruction or theft of the Warrant so lost, destroyed or stolen as shall be satisfactory to the Company in its discretion; and such applicant may also be required to furnish indemnity in amount and form satisfactory to the Company in its discretion and shall pay the reasonable charges of the Company in connection therewith.

WARRANT HOLDER NOT A SHAREHOLDER

The holding of a Warrant shall not constitute the Holder a shareholder of the Company, nor entitle him to any  right or interest in respect thereof, except as in the Warrant expressly provided.

OWNERSHIP AND TRANSFER

EXCHANGE OF WARRANTS

Warrants in any authorized denomination may, upon compliance with the reasonable requirements of the Company, be exchanged for Warrants in any other authorized denomination of the same issue and date of expiry entitling the Holder to purchase any equal aggregate number of shares at the same subscription price and on the same terms as the Warrants so exchanged.

Warrants may be exchanged at the office of the Transfer Agent.  Any Warrants tendered for exchange shall be surrendered to the Transfer Agent and cancelled.

CHARGES FOR EXCHANGE

On exchange of Warrants, the Company or the Transfer Agent, except as otherwise herein provided, may charge a fee for each new Warrant issued, and payment of any transfer taxes or governmental or other charges required to be paid shall be made by the party requesting such exchange.

OWNERSHIP AND TRANSFER OF WARRANTS

The Company and Transfer Agent, as the case may be, may deem and treat the Holder of a Warrant as the absolute owner of such Warrant for all purposes and shall not be affected by any notice or knowledge to the contrary.  The Holder of a transferable Warrant shall be entitled to the rights of set-off or counterclaim between the Company and the original or any intermediate Holder; and all persons may act accordingly.  The receipt of a Holder of a Warrant for shares purchasable pursuant thereto shall be a good discharge to the Company and Transfer Agent for the same, and neither the Company nor the Transfer Agent shall be bound to enquire into the title of any such Holder.  Transferable Warrants shall be negotiable and shall pass by delivery and only in accordance with applicable securities regulation and with the written consent of the Company.

NOTICE TO WARRANT HOLDER

Unless herein otherwise expressly provided, any notice to be given hereunder to a Warrant Holder shall be deemed to be validly given, if mailed to the address of the Warrant Holder as set out on the Warrant.  Any notice so given shall be deemed to have been received 3 days from the date of mailing.

U.S. LEGENDS AND RESTRICTIONS ON TRANSFER

The Warrant Holder understands and acknowledges that Shares issuable upon the exercise of Warrants have not been and will not be, registered under the U.S. Securities Act or applicable state securities laws.

All Shares issued upon exercise of Warrants to a U.S. Person or a person in the United States, and all certificates issued in exchange therefore or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE

EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

provided that, if at any time the Company is a “foreign issuer” as defined in Regulation S, certificates for Shares bearing such legend are being sold outside the United States in compliance with Rule 904 of Regulation S, as referred to above, and in compliance with Canadian local laws and regulations, the legend may be removed by providing a declaration to the Company’s transfer agent in the form attached hereto as Appendix D (or as the Company may prescribe from time to time); provided, further, that if any such Shares are being sold pursuant to Rule 144 under the U.S. Securities Act, the legend may be removed by delivery to the Corporations’ transfer agent of an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

EXERCISE OF WARRANTS

METHOD OF EXERCISE OF WARRANTS

The right to purchase shares conferred by a Warrant may be exercised by the Holder surrendering it, with a duly completed and executed subscription in the form attached thereto by certified cheque or bank draft payable to, or to the order of Company at par in Vancouver, British Columbia, for the purchase price applicable at the time of surrender in respect of the shares subscribed for in lawful money of Canada to the Transfer Agent at its principal office in the City of Vancouver, British Columbia.

EFFECT OF EXERCISE OF WARRANTS

Upon surrender and payment as aforesaid, the shares so subscribed for shall be deemed to have been issued, and such person shall be deemed to have become the holder of such shares on the date of such surrender and payment, and such shares shall be issued at the subscription price in effect on the date of such surrender and payment.

Within ten business days after surrender and payment as aforesaid, the Company shall forthwith cause to be delivered to the person in whose name the shares so subscribed for are to be issued as specified in such subscription a certificate for the appropriate number of shares not exceeding those which the Warrant Holder is entitled to purchase pursuant to the Warrant surrendered.

SUBSCRIPTION FOR LESS THAN ENTITLEMENT

A Holder may subscribe for and purchase a number of shares less than the number which he is entitled to purchase pursuant to the surrendered Warrant.  In the event of any purchase of a number of shares less than the number which can be purchased pursuant to a Warrant, the Holder, upon exercise thereof, shall, in addition to certificates representing shares issued on such exercise, be entitled to receive a new Warrant in respect of the balance of the shares which he was entitled to purchase pursuant to the surrendered Warrant and which were not then purchased.

WARRANTS FOR FRACTIONS OF SHARES

To the extent that a Holder is entitled to receive on the exercise or partial exercise thereof a fraction of a share, such right may be exercised in respect of such fraction only in combination with another Warrant which in the aggregate entitle the Holder to receive a whole number of shares.

EXPIRATION OF WARRANTS

After the expiration of the period within which a Warrant is exercisable all rights thereunder shall wholly cease and terminate, and such Warrant shall be void and of no effect.  The expiry date of a Warrant shall be set out therein.

EXERCISE PRICE

The price per share which must be paid to exercise a Warrant shall be set out therein.

ADJUSTMENTS

If and whenever the shares shall be subdivided into a greater or consolidated into a lesser number of shares, or in the event of any payment by the Company of a stock dividend (other than a dividend paid in the ordinary course), or in the event that the Company conducts a rights offering to its shareholders, the exercise price shall be decreased or increased proportionately as the case may be.  Upon any such subdivision, consolidation, payment of a stock dividend or rights offering, the number of shares deliverable upon the exercise of a Warrant shall be increased or decreased proportionately as the case may be;

In case of any reclassification of the capital of the Company, or in the case of the merger, reorganization or amalgamation of the Company with, or into any other company or of the sale of substantially all of the property and assets of the Company to any other company, each Warrant shall, after such reclassification of capital, merger, amalgamation or sale, confer the right to purchase that number of shares or other securities or property of the Company or of the company resulting from such reclassification, merger, amalgamation, or to which such sale shall be made, as the case may be, which the Holder would then hold if he had exercised his rights under the Warrant before reclassification of capital, merger, amalgamation or sale; and in any such case, if necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 4 with respect to the rights and interest thereafter of the Holders to the end that the provisions set forth in this Article 4 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares or other securities or property thereafter deliverable on the exercise of a Warrant;

The adjustments provided for in this section in the subscription rights pursuant to any Warrants are cumulative.

DETERMINATION OF ADJUSTMENTS

If any question shall at any time arise with respect to any adjustments to be made under section 4.7, such question shall be conclusively determined by the Company’s auditor, or, if he declines to so act, any other chartered accountant in Vancouver, British Columbia that the Company may designate (acting reasonably) and who shall have access to all appropriate records, and such determination shall be binding upon the Company and the Holder.

HOLD PERIOD

The Shares received by the Warrant Holder upon the exercise of the Warrants may be subject to a hold period as determined by the Securities Act (British Columbia), the rules and policies of the TSX Venture Exchange and/or other applicable securities laws.

EXERCISE OF WARRANTS IN THE UNITED STATES OR BY A U.S. PERSON

Prior to the exercise of any Warrants in the United States or by or on behalf of a U.S. Person, the Holder thereof will be required to deliver to the Corporation an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation or other evidence satisfactory to the Company identifying the exemption from registration available under the U.S. Securities Act and any applicable state securities laws for such exercise.

COVENANTS BY THE COMPANY

RESERVATION OF SHARES

The Company will reserve, and there will remain unissued out of its authorized capital, a sufficient number of shares to satisfy the rights of purchase provided for in all Warrants from time to time outstanding.

SECURITIES QUALIFICATION REQUIREMENTS

If, in the opinion of counsel for the Company any prospectus, or other filing is required to be filed with or any permission is required to be obtained from any securities regulatory body or any other step is required under any Federal or Provincial law before any shares which the Warrant Holder is entitled to purchase pursuant to his Warrant may properly and legally be issued upon exercise thereof, the Company covenants that it will take such action.

WAIVER OF CERTAIN RIGHTS

IMMUNITY OF SHAREHOLDERS, ETC.

The Warrant Holder, by acceptance of the Warrant, waives and releases any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future incorporator, member, Director or Officer (as such) of the Company for the issue of shares pursuant to any Warrant.

MEETING OF WARRANT HOLDERS

RIGHT TO CONVENE MEETING

Subject to the provisions of clause 7.1(b), the Company may at any time and from time to time, and shall on receipt of a Warrant Holder’s Request and upon being indemnified to its reasonable satisfaction by the Warrant Holder signing such Warrant Holder’s Request against the costs which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Holders of Warrants of the same issue.  In the event of the Company failing within fifteen days after receipt of such Warrant Holder’s Request and indemnity given as aforesaid to give notice convening a meeting, such Warrant Holders may convene a meeting.  Every such meeting shall be held in the City of Vancouver, Province of British Columbia.

Notwithstanding the foregoing, neither the Company nor the Warrant Holders shall convene a meeting for the purpose of extending the expiry date of any Warrant unless the Company or the Warrant Holders have received the prior written consent of the TSX Venture Exchange to the proposed extension.

NOTICE

At least 21 days’ notice of any meeting shall be given to the Warrant Holders and to the Company unless the meeting has been called by it.  Such notice shall state the time and place of the meeting and shall state the general nature of the business to be transacted thereat and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article.

CHAIRMAN

Some person nominated in writing by the Company shall be Chairman of the meeting and if no person is so nominated, or if the person so nominated is not present within fifteen minutes from the time fixed for the holding of the meeting, the Warrant Holders present in person or by proxy shall choose some person present to be Chairman.

QUORUM

Subject to the provisions of Section 7.12 at any meeting of Warrant Holders a quorum shall consist of Warrant Holders present in person or by proxy and entitled to purchase at least twenty-five percent of the aggregate number of shares which could be purchased pursuant to all the then outstanding Warrants of the same issue, provided that at least two persons entitled to vote thereat are personally present.  If, at any such meeting, a quorum is not present within half an hour after the time appointed for the meeting, then the meeting, if convened by Warrant Holders or on a Warrant Holder’s Request, shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is a non-business day, in which case it shall be adjourned to the next following business day thereafter) at the same time and place.  At the adjourned meeting the Warrant Holders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened.

POWER TO ADJOURN

The Chairman of any meeting at which a quorum of Warrant Holders is present may with the consent of the meeting adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

SHOW OF HANDS

Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands.  At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority shall be conclusive evidence of the fact.

POLL

On any question submitted to a meeting and after a vote by a show of hands, when demanded by the Chairman or by one or more Warrant Holders, a poll shall be taken in such manner as the Chairman shall direct.  Questions, other than extraordinary resolutions, shall be decided by a majority of the votes cast on the poll.

VOTING

On a show of hands every person who is present and entitled to vote, whether as a Warrant Holder or as proxy, or both, shall have one vote.  On a poll each Warrant Holder present in person or represented by proxy shall be entitled to one vote in respect of each share which he is entitled to purchase pursuant to the Warrant then held by him.  A proxy need not be a Warrant Holder.

REGULATIONS

The Company may from time to time make and vary such regulations as it shall think fit:

for the issue of voting certificates by any bank, trust company or other depository certifying that specified Warrants have been deposited with it by a named Holder and will remain on deposit until after the meeting, which voting certificate shall entitle the Holder named therein to be present and vote at any such meeting and at any adjournment thereof or to appoint a proxy or proxies to represent him and vote for him at any such meeting and at any adjournment thereof, in the same manner and with the same effect as though the Holder so named in such voting certificate was the actual bearer or holder of the Warrant specified therein;

for the deposit of voting certificates and/or instruments appointing proxies at such place and time as the Company or the Warrant Holders convening the meeting, as the case maybe, may in the notice convening the meeting direct;

for the deposit of voting certificates and/or instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such voting certificates and/or instruments appointing proxies to be mailed or faxed before the meeting to the Company at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

for the form of the instrument of proxy.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted.  Save as such regulations may provide, the only persons who shall be recognized at any meeting as the Holder of a Warrant, or as entitled to vote or be present at the meeting in respect thereof, shall be persons who produce Warrants at the meeting.

COMPANY MAY BE REPRESENTED

The Company by its officers and directors, and the legal advisors of the Company may attend any meeting of Warrant Holders, but shall have no vote as such.

POWERS EXERCISABLE BY EXTRAORDINARY RESOLUTION

In addition to all other powers conferred upon them by any other provisions hereof or by law, Warrant Holders at a meeting shall have the following powers, exercisable from time to time by extraordinary resolution:

power to enforce any of the covenants on the part of the Company contained in the Warrants or to enforce any of the rights of the Warrant Holders in any manner specified in such extraordinary resolution or to refrain from enforcing any such covenant or right;

power to enforce any of the covenants on the part of the Company in complying with any provisions hereof either unconditionally or upon any conditions specified in such extraordinary resolution; and

power to consent to any amendment of the provision of these terms and conditions, except an amendment to extend the expiry date of the Warrants unless the Warrant Holders have received the prior written consent of the TSX Venture Exchange to the proposed extension.

MEANING OF “EXTRAORDINARY RESOLUTION”

The expression “extraordinary resolution” when used herein means a resolution proposed at a meeting of  Warrant Holders duly convened for that purpose and held in accordance with the provisions of this Article at which there is a quorum present and passed by the affirmative votes of Warrant Holders entitled  to purchase not less than 75% of the shares which can be purchased by the Warrants represented at the meeting and voted upon such resolution, or a resolution in writing signed by 75% of the Warrant Holders.

POWERS CUMULATIVE

Any one or more of the powers and/or any combination of the powers herein stated to be exercisable by Warrant Holders by extraordinary resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of Warrant Holders to exercise such power or powers or combination of powers then or any power or powers or combination of powers thereafter from time to time.

MINUTES

Minutes of all resolutions and proceedings at every meeting of Warrant Holders shall be made and duly entered in books to be from time to time provided for that purpose by the Company, and any such minutes as aforesaid, if signed by the Chairman of the meeting at which such resolutions were passed or proceedings had, or by the Chairman of the next succeeding meeting of Warrant Holders, shall be prima facie evidence of the matters therein stated and until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly convened and held, and all resolutions passed thereat or proceedings taken, to have been duly passed and taken.

BINDING EFFECT OF RESOLUTIONS

Every resolution passed in accordance with the provisions of this Article at a meeting of Warrant Holders shall be binding upon all Warrant Holders holding Warrants of the same issue.

STATUS OF WARRANT HOLDERS

The Holders of Warrants of one issue shall not be entitled as such to attend or vote at a meeting of the Holders of another issue, and any action taken at a meeting of the Holders of one issue shall in no way affect the rights of the Holders of another issue.

MODIFICATION OF TERMS, SUCCESSORS

MODIFICATION OF TERMS AND CONDITIONS FOR CERTAIN PURPOSES

From time to time the Company may, subject to the provisions of these presents, and shall, when so directed by these presents, modify the terms and conditions hereof, for any one or more or all of the following purposes:

adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of counsel for the Company, are necessary or advisable in the premises;

giving effect to any extraordinary resolution passed as provided in Article 7;

making such provisions not inconsistent herewith as may be necessary or desirable with respect to matters or questions arising hereunder or for the purpose of obtaining a listing or quotation of Warrants on any stock exchange or house;

adding to or altering the provisions hereof in respect of the registration and transfer of Warrants making provision for the exchange of Warrants of different denominations; and making any modification in the form of Warrants which does not affect the substance thereof;

for any other purpose not inconsistent with the terms hereof, including the correction or rectification of any ambiguities, defective provisions, errors or omissions herein; and

to evidence any succession of any corporation and the assumption by any successor of the covenants of the Company herein and in the Warrants contained as provided hereafter in this Article.

COMPANY MAY AMALGAMATE, ETC. ON CERTAIN TERMS

Nothing herein contained shall prevent any amalgamation or merger of the Company with or into any other company, or the sale of the property or assets of the Company to any company lawfully entitled to acquire the same; provided however that the company formed by such merger or amalgamation or which acquires by conveyance or transfer all or substantially all the properties and assets of the Company shall be a company organized and existing under the laws of Canada or of the United States of America or any Province, State, District or Territory thereof, which shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company and shall succeed to and be substituted for the Company, and such changes in phraseology and form (but not in substance) may be made in the Warrants as may be appropriate in view of such amalgamation, merger or transfer.

ADDITIONAL FINANCING

Nothing herein contained shall prevent the Company from issuing any other securities or rights with respect thereto during the period within which a Warrant is exercisable, upon such terms as the Company may deem appropriate.

APPENDIX A

INSTRUCTIONS TO WARRANT HOLDERS

TO EXERCISE:

To exercise Warrants, the Warrant Holder must complete, sign and deliver the Exercise Form, attached as Appendix B and mail or deliver the Warrant Certificate(s) to CIBC Mellon Trust Company, Suite 1600, 1066 West Hastings Street, Vancouver, British Columbia, Canada, V6E 3X1 indicating the number of Common Shares to be acquired.

TO TRANSFER:

If the Warrant Holder wishes to transfer Warrants, then the Warrant Holder must complete, sign and/or mail or deliver to CIBC Mellon Trust Company:

(a)

the Transfer Form attached as Appendix C;

(b)

the Warrant Certificate(s); and

(c)

such other certificates or opinions as the Company may require to evidence compliance with applicable securities legislation in Canada or the United States.

If the Warrant Certificate is transferred, the Warrant Holder’s signature on the Transfer Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

GENERAL:

If forwarding any documents by mail, registered mail must be employed.

If the Exercise Form or the Transfer Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the Warrant Certificate must also be accompanied by evidence of authority to sign satisfactory to CIBC Mellon Trust Company.

The address of CIBC Mellon Trust Company is:

Suite 1600
1066 West Hastings Street
Vancouver, British Columbia
Canada  V6E 3X1

APPENDIX B

WARRANT EXERCISE FORM

TO:

IMAGIS TECHNOLOGIES INC.

c/o CIBC Mellon Trust Company

Suite 1600, 1066 West Hastings Street

Vancouver, British Columbia

Canada  V6E 3X1

The undersigned Holder of the within Warrants hereby subscribes for ____________ common shares (the “Shares”) of IMAGIS TECHNOLOGIES INC. (the “Company”) pursuant to the within Warrants on the terms and price specified in the Warrants.  This subscription is accompanied by a certified cheque or bank draft payable to or to the order of the Company for the whole amount of the purchase price of the Shares.

The undersigned hereby directs that the Shares be registered as follows:

NAME(S) IN FULL	ADDRESS(ES)	NUMBER OF SHARES

(Please print full name in which share certificates are to be issued, stating whether Mr., Mrs., Ms. or Miss is applicable).

If the Shares are issued prior to August 28, 2004, the certificate(s) shall bear the following legends:

“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before August 28, 2004.”

“Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until August 28, 2004.”The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

A.

□

The undersigned holder (i) at the time of exercise of the Warrants is not in the United States; (ii) is not a “U.S. Person” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”, and is not exercising the Warrants on behalf of a U.S. person; and (iii) did not execute or deliver this exercise form in the United States.

B.

□

The undersigned holder has delivered to the Corporation an opinion of counsel (which will not be sufficient unless it is from counsel of recognized standing in form and substance satisfactory to the Corporation) or other evidence satisfactory to the Company to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available.

The undersigned Holder understands that unless Box A above is checked, the certificates representing the shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

Note:  Certificates representing Shares will not be registered or delivered to an address in the United States unless Box B above is checked.

DATED this _________ day of _______________, 200___.

In the presence of:

Signature of Witness

Signature of Warrant Holder

Please print below your name and address in full.

Name (Mr./Mrs./Ms./Miss)

Address

INSTRUCTIONS FOR SUBSCRIPTION

The signature to the subscription must correspond in every particular with the name written upon the face of the Warrant without alteration and must be guaranteed by a chartered bank, trust company, or an investment dealer who is a member of a recognized stock exchange or by some other person satisfactory to CIBC Mellon Trust Company. If there is more than one subscriber, all must sign.

In the case of persons signing by agent or attorney or by personal representative(s), the authority of such agent, attorney or representative(s) to sign must be proven to the satisfaction of CIBC Mellon Trust Company.

If the Warrant certificate and the form of subscription are being forwarded by mail registered mail must be employed.

If Box B above is checked, any opinion tendered must be from counsel of recognized standing in form and substance satisfactory to the Company.  Holders planning to deliver an opinion of counsel or other evidence in connection with the exercise of Warrants should contact the Company in advance to determine whether any opinions or other evidence to be tendered will be acceptable to the Corporation.

APPENDIX C

FORM OF TRANSFER

TO:

CIBC Mellon Trust Company

Suite 1600, 1066 West Hastings Street

Vancouver, British Columbia

Canada  V6E 3X1

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________[name] (the “Transferee”), of __________________ [residential address], ______________________ [number of warrants] of IMAGIS TECHNOLOGIES INC. (the “Company”) registered in the name of the undersigned on the records of the Company by the within certificate, and irrevocably appoints CIBC Mellon Trust Company as the attorney of the undersigned to transfer the said securities on the books or register of transfer, with full power of substitution.

DATED the _______ day of _____________, 200_.

Signature Guaranteed (See instructions to Warrant Holders on Appendix A)	Signature of Warrant Holder (to be the same as appears on the face of this Warrant Certificate)

Note to Warrant Holder:  In order to transfer the Warrants represented by this Certificate, this transfer form must be delivered to CIBC Mellon Trust Company, together with the certificates attached hereto and any other documentation as CIBC Mellon Trust Company may require to evidence compliance with applicable securities legislation in Canada and the United States

APPENDIX D

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO: Registrar and transfer agent for the shares of IMAGIS TECHNOLOGIES INC. (the “Corporation”)

The undersigned (A) acknowledges that the sale of securities of the Corporation to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” of the Corporation (as that term is defined in rule 405 under the U.S. Securities Act); (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the TSX Venture Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller not any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144 (a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act.  Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated _________________ 200_.

X __________________________________________________

Signature of individual (if Purchaser is an individual)

X__________________________________________________

Authorized signatory (if Purchaser is not an individual)

Name of Purchaser (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

EXHIBIT 3

UNIT SUBSCRIPTION AGREEMENT

TO:

IMAGIS TECHNOLOGIES INC. (the “Issuer”)

FROM:

Keith Kretschmer

(Investor Name)

RE:

Purchase of Units (each a common share and a warrant) of the Issuer

REFERENCE DATE:

November 15, 2004

Instructions to complete this Subscription for Units of the Issuer.

Enter number of Units purchased, Name, Address and Sign on page 15.  Also disclose any shares of the Issuer you currently hold where indicated (page 15)

1.

Registration or Delivery Instructions (if different from page 15) (Complete pages 15-16)

2.

Complete Corporate Placee Registration Form – (Schedule A, if applicable.  If you have previously filed this form in connection with another transaction on the TSX Venture Exchange you need NOT complete another one).

3.

If you are a resident of the Province of British Columbia, Alberta or Manitoba AND you are an “Accredited Investor” (ie. high net worth or high income person as defined on the forms attached hereto), complete the “Accredited Investor Certificate – BC/AB/MB (Schedule B)

4.

If you are a resident of the Province of Ontario, you must be an “Accredited Investor” as defined under Ontario Securities Commission Rule 45-501: complete an “Accredited Investor Certificate” (Schedule C).

5.

If you are an investor located inside the United States or a U.S. person, complete the Certificate of U.S. Investor (Schedule D).

6.

Courier completed forms to the Issuer at 1630 – 1075 West Georgia Street, Vancouver, B.C., V6E 3C9 Tel (604) 684-2449  Fax (604) 684-9314 Attention:  Wayne N. Smith.  Funds may be attached to the forms by certified cheque or bank draft payable to “Imagis Technologies Inc.”  All monetary amounts herein are in Canadian dollars.

Re:

Purchase of Cdn $123,000  - 410,000 Units of the Issuer Exempt from Prospectus Requirements

Definitions

“Accredited Investor” means generally a high net worth or high income person, specifically defined as:

an Investor resident in the Province of Ontario who is an accredited investor as defined in Ontario Securities Commission Rule 45-501 (see Schedule C); or

an Investor resident in the Province of Alberta, British Columbia or Manitoba who is an accredited investor as defined in Section 4.2 of Multilateral Instrument 45-103 (see Schedule B);

 “Applicable Securities Laws” means the securities legislation having application and the rules, policies, notices and orders issued by applicable securities regulatory authorities, including the TSX Venture Exchange (the “TSXV”), having application over this Offering and the Issuer in the Principal Canadian Jurisdictions;

“Closing” means a completion of an issue and sale by the Issuer and the purchase by the Investors of the Securities pursuant to this Subscription Agreement at 11:00 a.m. on the Closing Date.  Closings may occur on one or more dates as the Issuer may determine within the requirements of the TSXV;

“Closing Date” means the day following TSXV acceptance of this subscription and others which form part of the Offering and which is expected to occur on or about November 30, 2004 as the Issuer may determine within the requirements of the TSXV. On the Closing Date the Shares and Warrants comprising the Units will be issued and mailed to the Investor;

“Exempt Amount Exemption” means the exemption from prospectus requirements under Applicable Securities Laws for subscriptions of $97,000 (British Columbia, Alberta and Manitoba) which do not require the Investor to be an Accredited Investor (not available in Ontario);

“Exemptions” means the exemptions from the registration and prospectus or equivalent requirements under Applicable Securities Laws;

“Foreign Portfolio Manager” means a person who carries on business as a “portfolio manager” (within the meaning of that term under Applicable Securities Laws) in an International Jurisdiction and who purchases Units as an agent for fully managed accounts;

“Family, Friends and Business Associates Exemption” means the exemption from prospectus requirements found in Section 2.1 of MI 45-103;

“fully managed” in relation to an account, means that the Investor has the discretion as to the account as contemplated by Applicable Securities Law;

“International Jurisdiction” means a country other than Canada or the United States;

“Investor” means the person or persons named as Investor on the face page of this Subscription Agreement and if more than one person is so named, means all of them jointly and severally;

“MI 45-103” means Multilateral Instrument 45-103 in the form adopted by the British Columbia, Alberta and Manitoba Securities Commissions (a copy is available from the Issuer or online at www.bcsc.bc.ca);

“material” means material in relation to the Issuer and any subsidiary considered on a consolidated basis;

“material change” means any change in the business, operations, assets, liabilities, ownership or capital of the Issuer and any subsidiary considered on a consolidated basis that would reasonably be expected to have a significant effect on the market price or value of the Issuer’s securities;

“material fact” means any fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Issuer’s securities;

“misrepresentation” is as defined under Applicable Securities Laws”;

“Offering” means the sale by the Issuer of up to 3,750,000 Units of the Issuer on the terms set forth in this Agreement;

“Ontario Accredited Investor Exemption” means the exemption from prospectus requirements set out in §2.3 of Ontario Securities Commission Rule 45-501;

“Portfolio Manager” means an adviser who manages the investment portfolio of clients through discretionary authority granted by one or more clients;

“Principal Canadian Jurisdictions” means British Columbia and Alberta;

“Public Record” means information which has been publicly filed at www.SEDAR.com by the Issuer under Applicable Securities Laws;

“Regulation D” means Regulation D under the U.S. Securities Act;

“Regulation S” means Regulation S under the U.S. Securities Act;

“Schedules” means the schedules attached hereto comprising:

A

Form 4C – Corporate Placee Registration From;

B

Accredited Investor – British Columbia, Alberta and Manitoba;

C

Accredited Investor Certificate – Ontario;

D

Certificate of U.S. Investor;

“Securities” means, collectively, the Shares, Warrants and Warrant Shares;

“Share” means a common share without par value in the capital of the Issuer;

“Subscription Agreement” means this subscription agreement between the Investor and the Issuer, including all Schedules incorporated by reference as it may be amended or supplemented from time to time;

“TSXV” means the TSX Venture Exchange;

“Unit” is a reference to one common share and one Warrant, each Warrant exercisable for one additional common share;

 “United States” means United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“U.S. Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D (see Schedule D);

 “U.S. Person” means a “U.S. person” as defined in Regulation S, which includes, but is not limited to:

Any natural person resident in the United States;

Any partnership or corporation organized or incorporated under the laws of the United States;

Any estate of which any executor or administrator is a U.S. Person;

Any trust of which any trustee is a U.S. Person;

Any agency or branch of a foreign entity located in the United States;

Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

Any partnership or corporation if:

Organized or incorporated under the laws of any foreign jurisdiction; and

Formed by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned by U.S. Accredited Investors who are not natural persons, estates or trusts.

“U.S. Securities Act” means the Securities Act of 1933, as amended, of the United States of America;

“Warrant” means one share purchase warrant to be issued by the Issuer as part of each Unit, each Warrant exercisable to acquire one additional common share of the Issuer for a two year period after the Closing Date for a price of $0.40 per Warrant for the first year and $0.50 per Warrant for the second year;

“Warrant Share” may be used to refer to the Share to be issued upon the exercise of a Warrant.

Prospectus Exempt Subscription Commitment

The undersigned (the “Investor”) hereby irrevocably subscribes for and agrees to purchase from the Issuer, subject to the terms and conditions set forth herein, that number of Units of the Issuer set out above the Investor’s name on the execution page (15) of this Subscription Agreement at the price of Cdn.$0.30 per Unit. Subject to the terms hereof, this Subscription will be deemed to have been made and be effective only upon its acceptance by the Issuer.

Description of Securities – Share and one Year Warrant

Each Unit consists of one Share and one Warrant.

One Warrant will entitle the Investor to purchase one Warrant Share at a price of $0.40 per Warrant for the first year and $0.50 per Warrant for the second year after the Closing Date.

The Warrants will be governed by the terms and conditions set out in the certificate representing the Warrants (the “Warrant Certificates”) delivered to the Investor at Closing.  The Warrant Certificate will contain, among other things, provision for the appropriate adjustment in a class, number and price of the Warrant Shares upon the occurrence of certain events, including any subdivision, consolidation or re-classification of the common shares of the Issuer or payments of stock dividends or upon the merger or re-organization of the Issuer.

Closing

The Investor will deliver to the offices of the Issuer aggregate subscription funds and subscription documents completed in accordance with the instructions on the face page of this Agreement and arrange for concurrent delivery of certified funds. On request by the Issuer, the Investor agrees to complete and deliver any other documents, questionnaire, notices and undertakings as may possibly be required by regulatory authorities, stock exchanges and Applicable Securities Laws to complete the transactions contemplated by this Agreement. Delivery and payment for the Units will be completed by the Issuer at either the offices of the Issuer at 1630 – 1075 West Georgia Street, Vancouver, B.C., V6E 3C9, or Lang Michener LLP, Barristers & Solicitors, counsel to the Issuer, 1500, 1055 W. Georgia Street, Vancouver, British Columbia, V6E 4N7 on the Closing Date on a date following written TSXV acceptance in principle at which time certificates representing the Shares and Warrants will be available against payment of funds for delivery to the Investor as the Investor shall instruct.  Investor hereby waives receiving any prior notice of Closing.

Closing is subject to certain conditions including TSXV approval being obtained.

Investor’s Acknowledgements – Regarding Risk, Restrictions, Independent Advice

The Investor represents and warrants and acknowledges and agrees with (on its own behalf and, if applicable, on behalf of each beneficial purchaser for whom the Investor is contracting hereunder) the Issuer that:

its decision to execute this Subscription and purchase the Securities agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Issuer, and that its decision is based entirely upon its review of information about the Issuer in the Public Record;

no prospectus has been filed by the Issuer with any securities commission or similar authority, in connection with the issuance of the Securities, and the issuance and the sale of the Units is subject to such sale being exempt from the prospectus/registration requirements under Applicable Securities Laws and accordingly:

the Investor is restricted from using certain of the civil remedies available under such legislation;

the Investor may not receive information that might otherwise be required to be provided to it under such legislation; and

the Issuer is relieved from certain obligations that would otherwise apply under such legislation;

the Investor (or others for whom the Investor is contracting hereunder) has been advised to consult its own legal advisors with respect to the merits and risks of an investment in the Securities and with respect to applicable resale restrictions and it (or others for whom it is contracting hereunder) is solely responsible (and the Issuer is in no way responsible) for compliance with applicable resale restrictions;

to the knowledge of the Investor, the sale of the Securities was not accompanied by any advertisement;

the offer made by this Subscription is irrevocable (subject to the right of the Issuer to terminate this Subscription) and requires acceptance by the Issuer;

this Subscription is not enforceable by the Investor unless it has been accepted by the Issuer and the Investor waives any requirement on the Issuer’s behalf to immediately communicate its acceptance of this Subscription to the Investor;

the Securities are speculative investments which involve a substantial degree of risk;

the Investor is sophisticated in financial investments, has had access to and has received all such information concerning the Issuer that the Investor has considered necessary in connection with the Investor’s investment decision and the Investor will not receive an offering memorandum or similar disclosure document;

no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities made any recommendation or endorsement with respect to, the Securities; and

the Issuer will rely on the representations and warranties made herein or otherwise provided by the Investor to the Issuer in completing the sale and issue of the Units to the Investor.

The Investor hereby acknowledges and agrees that the subscription proceeds, subject to any statutory rights of the Investor, will be immediately advanced to the Issuer prior to the Closing Date.  All advances to the Issuer as contemplated herein shall form a loan from the Investor to the Issuer and in the event that the Closing fails to occur, for any reason, the Investor shall be deemed to have loaned the purchase funds to the Issuer, repayable on demand and bearing interest from the date of advance to the Issuer by the Investor, until the date of repayment with interest at the prime rate of interest specified by Bank of Montreal, Vancouver, Main Branch, from time to time.

Investor’s Exemption Status

The Investor, by its execution of this Subscription Agreement, hereby further represents, warrants to, and covenants with, the Issuer (which representations, warranties and covenants shall survive the Closing of the Offering) that:

British Columbia Exemptions (At least one B.C. exemption contained in section 6.1 through section 6.3 must apply)

Subject to paragraph 6.1(b), whether or not the Investor is a British Columbia resident, it is purchasing the Units as principal for its own account, it is purchasing such Units not for the benefit of any other person, and not with a view to the resale or distribution of the Units, one of the following exemptions is applicable:

Family, Friends and Business Associates Exemption:

The Investor is:

a director, senior officer or control person of the Issuer;

a spouse, parent, brother, sister or child of a director, senior officer or control person of the Issuer, or an affiliate of the Issuer,

a close personal friend of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer,

a close business associate of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer, or a person or company that is wholly-owned by any combination of persons or companies described in paragraphs (A) to (D) above.

Exempt Amount Exemption

It will have an aggregate acquisition cost of purchasing the Units of not less than Cdn.$97,000; or

Investor is not an individual but is a corporation, partnership, trust, fund, association or any other organization of a group of persons resident in British Columbia, it was not created solely, nor is it used primarily, to permit a group of individuals to purchase securities without a prospectus and it will have an aggregate acquisition cost of purchasing the Units of not less than Cdn.$97,000 or, if it is such an entity created or used primarily for such purpose, each of the individuals who forms part of the group has contributed at least Cdn.$97,000 to such entity for the purpose of purchasing the Units.

Accredited Investor Exemption

The Investor is an “accredited investor” as such term is defined in Multilateral Instrument 45-103 and is purchasing the Units as principal for its own account and not for the benefit of any other person, for investment purposes only and not with a view to resale or distribution, the Investor has properly complied and duly executed the Accredited Investor Certificate attached to this Subscription Agreement as Schedule B indicating the means by which the Investor is an accredited investor and confirms the truth and accuracy of all statements made by the Investor in such certificate.

Alberta Exemptions (Alberta Investors ONLY)

Family, Close Friends and Business Associates Exemption:

The Investor is:

a director, senior officer or control person of the Issuer;

a spouse, parent, brother, sister or child of a director, senior officer or control person of the Issuer, or an affiliate of the Issuer,

a close personal friend of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer,

a close business associate of a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer, or a person or company that is wholly-owned by any combination of persons or companies described in paragraphs (A) to (D) above.

Accredited Investor Exemption

The Investor is an “accredited investor” as such term is defined in Multilateral Instrument 45-103 and is purchasing the Units as principal for its own account and not for the benefit of any other person, for investment purposes only and not with a view to resale or distribution, the Investor has properly complied and duly executed the Accredited Investor Certificate attached to this Subscription Agreement as Schedule B indicating the means by which the Investor is an accredited investor and confirms the truth and accuracy of all statements made by the Investor in such certificate;

Other

If the Investor is an Alberta resident and NOT AN ACCREDITED INVESTOR (see Schedule B), then it is agreed that the sale of Units pursuant to this Offering is being made in Alberta under the statutory exemptions from the prospectus requirements of the Securities Act (Alberta) (the “Alberta Act”) and:

a.

the Investor is purchasing Units as principal for its own account (and not for any other person), in a sufficient number such that the aggregate acquisition cost to the Investor of the Units is not less than $97,000; or

b.

if the Investor is not purchasing as principal, it is duly authorized to enter into this Agreement and to execute all documentation in connection with the purchase on behalf of each beneficial purchaser, it acknowledges that the Issuer is required by law to disclose, on a confidential basis, to certain regulatory authorities, the identity of the beneficial purchaser of Units for whom it is acting, and:

(I)

it is purchasing not less than $97,000 of Units for accounts fully managed by it and it is a trust corporation trading as a trustee or an agent, a portfolio manager trading as an agent,

or a person or company trading as an agent, that, except for an exemption under the Alberta Act or the Alberta Securities Commission Rules, is required to be registered as a portfolio manager; or

(II)

it is acting as agent for one or more undisclosed principals, each of which principals is purchasing as a principal for its own account, and it is not purchasing for the benefit of any other person, and not with a view to resale or distribution of all or any of the Units, and each of the principals is purchasing not less than $97,000 of Units; or

c.

if the Investor is a corporation, syndicate, partnership or other form of unincorporated organization, it pre-existed the Offering and has a bona fide purpose other than investment in the Units or, if created primarily to permit such investment, the individual share or portion of the aggregate acquisition cost for any shareholder of the corporation, partner of the partnership, member of the syndicate or other form of unincorporated organization is not less than $97,000.

Ontario Exemptions (Ontario Investors ONLY)

If the Investor is a resident in the province of Ontario, the Investor must be an “accredited investor” as such term is defined in Ontario Securities Commission Rule 45-501 (see Schedule C) and is purchasing the Units as principal and the Investor has properly completed and duly executed the Accredited Investor Certificate – Ontario attached to this Subscription Agreement as Schedule C indicating the means by which the Investor is an accredited investor and confirms the truth and accuracy of all statements made by the Investor in such certificate.

Investors Outside of Canada

If the Investor is resident in a jurisdiction outside of Canada it acknowledges that:

(a)

no securities commission or similar regulatory authority has reviewed or passed on the merits of the Units;

(b)

there is no government or other insurance covering the Units;

(c)

there are risks associated with the purchase of the Units;

(d)

there are restrictions on the Investor’s ability to resell the Securities and it is the responsibility of the Investor to determine what those restrictions are and to comply with them before selling the Securities; and

(e)

the Issuer has advised the Investor that the Issuer is relying on an exemption from the requirements to provide the Investor with a prospectus and to sell the Securities through a person registered to sell the Securities under the Applicable Securities Laws and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Applicable Securities Laws, including statutory rights of rescission or damages, will not be available to the Investor;

Portfolio Managers

If the Investor is purchasing as a Portfolio Manager, not for its own account, then each of its beneficial underlying “investors” is an Accredited Investor, or the aggregate acquisition cost for each such underlying investor is not less than $97,000 (excluding Ontario residents and all of whom must be Accredited) and the Portfolio Manager will complete Schedule A; and the Portfolio Manager,

is resident in British Columbia and is a trust company or an insurer which has received a business authorization under the Financial Institutions Act (British Columbia) or is a trust company or an insurer authorized under the laws of another province or territory of Canada to carry on such business in such province or territory, and the Investor is purchasing the Units as an agent or trustee for accounts that are fully managed by the Investor; OR is resident in British Columbia and is an advisor who manages the investment portfolios of clients through discretionary authority granted by one or more clients and the Investor is registered as an advisor under the B.C. Act or the Investor is exempt from such registration and the Investor is purchasing the Units as an agent for accounts that are fully managed by the Investor; OR it is acting as agent for one or more disclosed principals, each of which principals is purchasing as principal for its own account, not for the benefit of any other person and not with a view to the resale or distribution of all or any of the Units, and the purchase cost of Units of each of whose principals complies with subparagraphs (i) or (ii); OR it carries on business as a Foreign Portfolio Manager outside of Canada and makes the acknowledgements set out in paragraph 6.2 above;

Other General Representations Applicable to All Investors

the Investor has no knowledge of a “material fact” or “material change”, as those terms are defined in Applicable Securities Laws, in respect of the affairs of the Issuer that has not been generally disclosed to the public;

the Investor (and, if applicable, any beneficial purchaser for whom it is acting) is resident in the jurisdiction set out under the heading “Name and Address of Investor” on the execution page of this Subscription Agreement;

the Investor has the legal capacity and competence to enter into and execute this Subscription and to take all actions required pursuant hereto and, if the Investor is a corporation, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution of this Subscription Agreement on behalf of the Investor;

the entering into of this Subscription Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Investor or of any agreement, written or oral, to which the Investor may be a party or by which the Investor is or may be bound;

the Investor has duly and validly authorized, executed and delivered this Subscription Agreement and understands it is intended to constitute a valid and binding agreement of the Investor enforceable against the Investor;

in connection with the Investor’s investment in the Units, the Investor has not relied upon the Issuer for investment, legal or tax advice, and has, in all cases sought the advice of the Investor’s own personal investment advisor, legal counsel and tax advisers or has waived its rights thereto and the Investor is either experienced in or knowledgeable with regard to the affairs of the Issuer, or either alone or with its professional advisors is capable, by reason of knowledge and experience in financial and business matters in general, and investments in particular, of evaluating the merits and risks of an investment in the Units and is able to bear the economic risk of the investment and it can otherwise be reasonably assumed to have the capacity to protect its own interest in connection with the investment in the Units;

no person has made to the Investor any written or oral representations:

that any person will resell or repurchase the Units;

that any person will refund the purchase price for the Units; or

as to the future price or value of the Units;

Non U.S. Person and Investors located Outside the United States

UNLESS the Investor completes the Certificate of U.S. Investor included herein as Schedule D (in which case the Investor represents, warrants and covenants to the Issuer as to the accuracy of all matters set out therein) in connection with a purchase of the Securities made in reliance on Regulation D, the Investor represents and warrants that:

the Securities are not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the United States and the Investor does not have any agreement or understanding (either written or oral) with any U.S. Person or a person in the United States respecting:

the transfer or assignment of any rights or interests in any of the Securities;

the division of profits, losses, fees, commissions, or any financial stake in connection with this Subscription; or

the voting of the Securities;

the Investor has no intention to distribute either directly or indirectly any of the Securities in the United States or to U.S. Persons in violation of United States federal or state securities laws;

the Investor was not offered the Securities in the United States;

at the time the purchase order was originated the Investor was outside the United States, and did not execute or deliver this Subscription Agreement or related documents in the United States;

the Investor represents that the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the U.S. Securities Act;

the Investor acknowledges that the Securities have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state, and may not be offered or sold in the United States or to a U.S. Person, without registration or an exemption from registration under the U.S. Securities Act and applicable state securities laws and agrees not to offer or sell the Securities in the United States or to a U.S. Person, without registration or an exemption from registration under the U.S. Securities Act and applicable state securities laws;

the Investor will not engage in any “directed selling efforts” (as such term is defined under Regulation S) in the United States in respect of the Securities, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Securities;

The Investor understands that the Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless an exemption is available from the registration requirements of the U.S. Securities Act and applicable state securities laws and the holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to such effect; and

The Investor acknowledges that any person who exercises a Warrant will be required to provide to the Issuer either:

a written certification that the holder (1) at the time of exercise of the Warrant is not in the United States: (2) is not a U.S. Person and is not exercising the Warrant on behalf of a U.S. Person; and (3) did not execute or deliver form for such security in the United States; or

a written opinion of counsel of recognized standing in form and substance satisfactory to the Issuer or other evidence satisfactory to the Issuer to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available for the issuance of the Warrant Shares; and

the Investor understands that unless the holder provides a written certification pursuant to Section (h)(ix)(A) above, the certificates representing the Warrant Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

U.S. Persons and Investors Located Inside the United States – Certificate of U.S. Investor Required

An Investor located in the United States or a U.S. Person must execute and deliver to the Issuer herewith the certifications set forth in the Certificate of U.S. Investor attached hereto as Schedule D;

Compliance with Local Laws

the Investor will comply with Applicable Securities Laws and, if applicable, Rule 904 of Regulation S concerning the resale of the Securities and all related restrictions (and the Issuer is not in any way responsible for such compliance) and shall speak and consult with its own legal advisors with respect to such compliance;

Own Expense

the Investor acknowledges and agrees that all costs and expenses incurred by the Investor (including any fees and disbursements of any special counsel or other advisors retained by the Investor) relating to the purchase of the Units shall be borne by the Investor;

International Investor

if the Investor is resident of an International Jurisdiction (meaning herein a country other than Canada or the United States) then:

the Investor is knowledgeable of securities legislation having application or jurisdiction over the Investor and the Offering (other than the laws of Canada and the United States) which would apply to this subscription;

the Investor is purchasing the Units pursuant to exemptions from any prospectus, registration or similar requirements under the laws of that International Jurisdiction and or, if such is not applicable, the Investor is permitted to purchase the Investor’s Units, and the Issuer has no filing obligations in the International Jurisdiction;

no laws in the International Jurisdiction require the Issuer to make any filings or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in the International Jurisdiction; and

the Units are being acquired for investment only and not with a view to resale and distribution within the International Jurisdiction.

The Issuer’s Representations

The Issuer represents and warrants to the Investor that, as of the date of this Subscription and at Closing hereunder:

the Issuer and its subsidiaries are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdictions in which they are incorporated, continued or amalgamated;

the Issuer has complied, or will comply, with all applicable corporate and securities laws and regulations in connection with the offer, sale and issuance of the Securities, and in connection therewith has not engaged in any “direct selling efforts,” as such term is defined in Regulation S, or any “general solicitation or general advertising” as described in Regulation D;

the Issuer and its subsidiaries are the beneficial owners of the properties, business and assets or the interests in the properties, business or assets referred to in its Public Record and except as disclosed therein, all agreements by which the Issuer or its subsidiaries holds an interest in a property, business or asset are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

no Offering Memorandum has been or will be provided to the Investor;

the financial statements comprised in the Public Record accurately reflect the financial position of the Issuer as at the date thereof, and no adverse material changes in the financial position of the Issuer have taken place since the date of the Issuer’s last financial statements except as filed in the Public Record;

the creation, issuance and sale of the Securities by the Issuer does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or any agreement or instrument to which the Issuer is a party;

the Securities will, at the time of issue, be duly allotted, validly issued, fully paid and non-assessable and will be free of all liens, charges and encumbrances and the Issuer will reserve sufficient shares in the treasury of the Issuer to enable it to issue the Securities;

this Subscription when accepted has been duly authorized by all necessary corporate action on the part of the Issuer and, subject to acceptance by the Issuer, constitutes a valid obligation of the Issuer legally binding upon it and enforceable in accordance with its terms;

neither the Issuer nor any of its subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Issuer’s knowledge no such actions, suits or proceedings have been threatened as at the date hereof, except as disclosed in the Public Record;

no order ceasing or suspending trading in the securities of the Issuer nor prohibiting sale of such securities has been issued to the Issuer or its directors, officers or promoters and to the best of the Issuer’s knowledge no investigations or proceedings for such purposes are pending or threatened; and

except as set out in the Public Record or herein, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option for the issue or allotment of any unissued common shares of the Issuer or any other security convertible or exchangeable for any such shares or to require the Issuer to purchase, redeem or otherwise acquire any of the issued or outstanding shares of the Issuer.

Covenants of the Issuer

The Issuer hereby covenants with each Investor that it will:

offer, sell, issue and deliver the Securities pursuant to exemptions from the prospectus filing, registration or qualification requirements of Applicable Securities Laws and otherwise fulfil all legal requirements required to be fulfilled by the Issuer (including without limitation, compliance with all Applicable Securities Laws of the Principal Canadian Jurisdictions) in connection with the Offering;

use its best efforts to maintain its status as a “reporting issuer” not in default in British Columbia and Alberta;

within the required time, file with the TSXV any documents, reports and information, in the required form, required to be filed by Applicable Securities Laws in connection with the Offering, together with any applicable filing fees and other materials; and

the Issuer will use reasonable commercial efforts to satisfy as expeditiously as possible any conditions of the TSXV (the “Exchange Conditions”) required to be satisfied prior to the TSXV’s acceptance of the Issuer’s notice of the Offering.

No Contractual Right of Action for Rescission

The Investor acknowledges that it is purchasing the Securities issued hereunder pursuant to an exemption which does not require delivery to the Investor of an offering memorandum, that it will not receive any Offering Memorandum in connection with this Subscription and therefore is not entitled to contractual rights of action or rescission.

Resale Restrictions and Legending of Securities

The Investor acknowledges that any resale of the Securities will be subject to resale restrictions contained in the Applicable Securities Laws applicable to the Issuer, the Investor or any proposed transferee.  Investors with a Canadian or international address will receive a certificate bearing the following legend imprinted thereon:

“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before March 30, 2005”; and

“Without the approval of the TSX Venture Exchange and compliance with all applicable securities legislation the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until March 30, 2005.”

If the Investor is in the United States or is a U.S. Person, it understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws and regulations, the certificates representing the Securities, and all certificates issued in exchange therefore or in substitution thereof, will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES,

AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

provided, that if, at the time the Issuer is a “foreign issuer” as defined in Regulation S, any of the Securities are being sold in compliance with the requirements of Rule 904 of Regulation S, as referred to above, and in compliance with Canadian local laws and regulations, the legend may be removed by providing a declaration to the Issuer’s transfer agent for the Securities in the form attached hereto as Appendix “A” to Schedule D (or as the Issuer may prescribe from time to time);

provided further, that, if any of the Securities are being sold pursuant to Rule 144 of the U.S. Securities Act, the legend may be removed by delivery to the Issuer’s transfer agent of an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

The Warrants are non-transferable without the consent of the Issuer and the TSXV.

The Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration requirements is available and that certificates representing the Warrants will bear a legend to the following effect:

“THIS WARRANT AND THE SECURITIES DELIVERABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A U.S. PERSON UNLESS THE WARRANT AND THE WARRANT SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.”

General

Time is of the essence hereof.

Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as may either before or after the execution of this Subscription Agreement be reasonably required to carry out the full intent and meaning of this Subscription Agreement.

This Subscription Agreement shall be subject to, governed by and construed in accordance with the laws of British Columbia and the laws of Canada as applicable therein and the Investor hereby irrevocable attorns to the jurisdiction of the Courts situate therein.

This Subscription Agreement may not be assigned by any party hereto.

Without limitation, this Subscription Agreement and the transactions contemplated hereby are conditional upon and subject to the Issuer receiving the acceptance of the TSXV, for this Subscription Agreement and the transactions contemplated hereby.

The Issuer shall be entitled to rely on delivery of a facsimile copy of this Subscription Agreement, and acceptance by the Issuer of a facsimile copy of this Subscription Agreement shall create a legal, valid and binding agreement between the Investor and the Issuer in accordance with its terms.

This Subscription Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

This Subscription Agreement is deemed to be entered into on the acceptance date by the Issuer, notwithstanding its actual date of execution by the Investor.

This Subscription, including, without limitation, the representations, warranties, acknowledgements and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties notwithstanding the completion of the purchase of the Units by the Investor pursuant hereto, the completion of the issue of Units of the Issuer and any subsequent disposition by the Investor of the Shares or Warrants.

The invalidity or unenforceability of any particular provision of this Subscription shall not affect or limit the validity or enforceability of the remaining provisions of this Subscription.

Except as expressly provided in this Subscription and in the agreements, instruments and other documents contemplated or provided for herein, this Subscription contains the entire agreement between the parties with respect to the sale of the Securities and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute, by common law, by the Issuer, by the Investor, or by anyone else.

All monetary amounts are Canadian Dollars.

IN WITNESS WHEREOF the Investor has duly executed this Subscription as of the date first above mentioned.

Total Number of Units Subscribed:

410,000

Units @ Cdn.$0.30

Total Purchase Price:

Cdn.$

123,000

Name and Address

Keith Kretschmer

(Name of Investor - Please type or print)

/s/ Keith Kretschmer

(Signature and, if applicable, Office)

294 Sunshine Ave

(Address of Investor)

Sequim,WA, 98382-9681  USA

(City, Province, Postal Code of Investor)

If you already own shares of the Issuer, please disclose how many:                                                                                            shares

If the Investor is signing as agent or other person, please provide the name and address of the beneficial owner of the Units purchased:

Name and Address

 (Name of Investor - Please type or print)

(Signature and, if applicable, Office)

(Address of Investor)

(City, Province, Postal Code of Investor)

REGISTRATION AND DELIVERY INSTRUCTIONS

1.

Registration - registration of the single certificate which is to be delivered at closing should be made as follows:  (Registration must reflect legal ownership in accordance with Investor’s disclosure made on the execution page and must be in the form required by Investor’s broker.)

(name)

(account number, if applicable)

(address)

2.

Delivery - please deliver the Share and Warrant certificate(s) to the following street address (include contact name and contact telephone number):

A C C E P T A N C E

The above-mentioned Subscription is hereby accepted and the terms hereof agreed to by the Issuer.

DATED at Vancouver, British Columbia, the _29__ day of __November______, 2004.

IMAGIS TECHNOLOGIES INC.

Per:

/s/ Roy Trivett

Authorized Signing Officer

SCHEDULE A

FORM 4C

CORPORATE PLACEE REGISTRATION FORM

Where subscribers to a Private Placement are not individuals, the following information about the placee must be provided.  This Form will remain on file with the Exchange.  The corporation, trust, portfolio manager or other entity (the “Placee”) need only file it on one time basis, and it will be referenced for all subsequent Private Placements in which it participates.  If any of the information provided in this Form changes, the Placee must notify the Exchange prior to participating in further placements with Exchange listed companies.  If as a result of the Private Placement, the Placee becomes an Insider of the Issuer, Insiders of the Placee are reminded that they must file a Personal Information Form (2A) or, if applicable, Declarations, with the Exchange.

1.

Placee Information:

(a)

Name:

(b)

Complete Address:

(c)

Jurisdiction of Incorporation or Creation:

2.

(a)

Is the Placee purchasing securities as a portfolio manager (Yes/No)?

(b)

Is the Placee carrying on business as a portfolio manager outside of Canada (Yes/No)?

3.

If the answer to 2(b) above was “Yes”, the undersigned certifies that:

(a)

It is purchasing securities of an Issuer on behalf of managed accounts for which it is making the investment decision to purchase the securities and has full discretion to purchase or sell securities for such accounts without requiring the client’s express consent to a transaction;

(b)

it carries on the business of managing the investment portfolios of clients through discretionary authority granted by those clients (a “portfolio manager” business) in ____________________ [jurisdiction], and it is permitted by law to carry on a portfolio manager business in that jurisdiction;

(c)

it was not created solely or primarily for the purpose of purchasing securities of the Issuer;

(d)

the total asset value of the investment portfolios it manages on behalf of clients is not less than $20,000,000; and

(e)

it has no reasonable grounds to believe, that any of the directors, senior officers and other insiders of the Issuer, and the persons that carry on investor relations activities for the Issuer has a beneficial interest in any of the managed accounts for which it is purchasing

4.

If the answer to 2(a). above was “No”, please provide the names and addresses of control persons of the Placee:

Name	City	Province or State	Country

The undersigned acknowledges that it is bound by the provisions of applicable Securities Law, including provisions concerning the filing of insider reports and reports of acquisitions (See for example, sections 87 and 111 of the Securities Act (British Columbia) and sections 176 and 182 of the Securities Act (Alberta).

Dated at                                                                                                on           .

(Name of Purchaser - please print)

(Authorized Signature)

(Official Capacity - please print)

(please print name of individual whose signature appears above)

THIS IS NOT A PUBLIC DOCUMENT

SCHEDULE B

BRITISH COLUMBIA, ALBERTA AND MANITOBA
ACCREDITED INVESTOR CERTIFICATE FORM
REGARDING THE PURCHASE OF UNITS OF IMAGIS TECHNOLOGIES INC.

The Purchaser certifies that it/he/she is an “accredited investor” as defined in Multilateral Instrument 45-103 Capital Raising Exemption3 (the “Instrument”) promulgated under the Securities Act (British Columbia), the Securities Act (Alberta) and the Securities Act (Manitoba) (each, an “Act”) by virtue of qualifying as one of more of the following.  Please insert a checkmark in the bracketed area beside each applicable paragraph:

Individual Purchasers

[

]

(a)

An individual who beneficially owns, or together with a spouse beneficially owns directly or indirectly, financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000;

[

]

(b)

An individual whose net income before taxes exceeded $200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of those years and who, in either case, has a reasonable expectation of exceeding the same net income level in the current year;

[

]

(c)

An individual who has been granted registration under an Act or securities legislation in another jurisdiction as a representative or a person or company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer under the Securities Act (Ontario), other than a limited market dealer, whether or not the individual’s registration is still in effect;

[

]

(d)

A person registered under an Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;

Non-Individual Purchasers

[

]

(e)

A company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;

[

]

(f)

A registered charity under the Income Tax Act (Canada);

[

]

(g)

A corporation, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least $5,000,000 as shown in its most recently prepared financial statements;

[

]

(h)

A person or company in respect of which all of the owners of interests, direct or indirect, legal or beneficial, are persons or companies that are accredited investors;

3 The Rule defines the term (i) “financial assets” as cash or securities, (ii) “related liabilities” as liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets or liabilities that are secured by financial assets, (iii) “spouse” as, in relation to an individual, another individual to whom that individual is married and is not living separate and apart within the meaning of the Divorce Act (Canada) or is living and cohabiting within a marriage-like relationship, including a marriage-like relationship between persons of the same gender.  Terms used herein which are defined in National Instrument 14-101 (the “National Instrument”) as adopted by the Commissions have the meaning given to them in the National Instrument and terms used herein which are defined in the Acts have the meaning given to them in the Acts.  Reference should be made to the Instrument itself for the complete text of the Instrument, including other definitions, and to the Companion Policy to the Instrument for matters of interpretation and application.

Institutional Purchasers

[

]

(i)

A Canadian financial institution, or an authorized foreign bank listed in Schedule III of the Bank Act (Canada) or a wholly owned subsidiary of same;

[

]

(j)

A loan corporation or trust corporation registered under the Loan and Trust Corporations Act (Ontario) or under the Trust and Loan Corporations Act (Canada), or under comparable legislation in any other jurisdiction or a wholly owned subsidiary of same;

[

]

(k)

An association under the Cooperative Credit Associations Act (Canada) or a wholly owned subsidiary of same located in Canada;

[

]

(l)

The Business Development Bank incorporated under the Business Development Bank Act (Canada);

[

]

(m)

A pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a provincial pension commission or similar regulatory authority;

[

]

(n)

A mutual fund or non-redeemable investment fund that, in the local jurisdiction, distributes its securities only to persons or companies that are accredited investors;

[

]

(o)

A mutual fund or non-redeemable investment fund that, in the local jurisdiction, distributes its securities under a prospectus for which the regulator has issued a receipt;

[

]

(p)

An entity that is organized outside of Canada that is analogous to any of the entities referred to in paragraphs (e), (i), (l), (k) or (m);

Government Organizations

[

]

(q)

The government of Canada or of a Province of Canada, or any crown corporation or agency of a Canadian federal or provincial government;

[

]

(r)

Any municipality, public board or commission in Canada;

[

]

(s)

Any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government.

Dated , .
Signature of the Purchaser or authorized signatory of the Purchaser
Name of Purchaser
Address of Purchaser

Schedule C

ACCREDITED INVESTOR CERTIFICATE - ONTARIO
regarding the purchase of UNITS OF IMAGIS TECHNOLOGIES INC.

In connection with the proposed purchase of Units of Imagis Technologies Inc. (the “Issuer”), the undersigned certifies, represents and warrants that the undersigned is an “accredited investor” as defined in Ontario Securities Commission Rule 45-5014 (the “Rule”) promulgated under the Securities Act (Ontario) (the “Act”) as indicated below.  Please insert a checkmark in the bracketed area beside each applicable paragraph:

Individual Investors

[ ]	(a)

An individual who beneficially owns, or together with a spouse beneficially own, financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000;

[ ]	(b)

An individual whose net income before taxes exceeded $200,000 in each of the two most recent years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of those years and who, in either case, has a reasonable expectation of exceeding the same net income level in the current year;

[ ]	(c)

An individual who has been granted registration under the Act or securities legislation in another jurisdiction as a representative of a person or company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer, whether or not the individual’s registration is still in effect;

[ ]	(d)	A person registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;
[ ]	(e)	A person that is recognized by the Ontario Securities Commission as an accredited investor;
[ ]	(f)	A spouse, parent, brother, sister, grandparent or child of an officer, director or promoter of the issuer;

Non-Individual Investors

[ ]	g)	A company registered under the Act or securities legislation in another jurisdiction as an adviser or dealer, other than a limited market dealer;
[ ]	(h)	A registered charity under the Income Tax Act (Canada);
[ ]	(i)

A company, limited partnership, limited liability partnership, trust or estate, other than a mutual fund or non-redeemable investment fund, that had net assets of at least $5,000,000 as reflected in its most recently prepared financial statements;

[ ]	(j)	A company that is recognized by the Ontario Securities Commission as an accredited investor;

4 The Rule defines the term (i) “financial assets” as cash, securities, or any contract of insurance or deposit or evidence thereof that is not a security for the purposes of the Act, (ii) “related liabilities” as liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets and liabilities that are secured by financial assets, (iii) “managed account” as an investment portfolio account of a client established in writing with a portfolio adviser who makes investment decisions for the account and has full discretion to trade in securities of the account without requiring the client’s express consent to a transaction, and (iv) “spouse” as, in relation to an individual, another individual to whom that individual is married, or another individual of the opposite sex or the same sex with whom that individual is living in a conjugal relationship outside marriage.  Terms used herein which are defined in National Instrument 14-101 (the “National Instrument”) as adopted by the Ontario Securities Commission have the meaning given to them in the National Instrument and terms used herein which are defined in the Act have the meaning given to them in the Act.  Reference should be made to the Rule itself for the complete text of the Rule, including other definitions, and to the Companion Policy to the Rule for matters of interpretation and application.

[ ]	(k)	A person or company in respect of which all of the owners of interests, direct or indirect, legal or beneficial, are persons or companies that are accredited investors;
[ ]	(l)	A promoter of the issuer or an affiliated entity of a promoter of the issuer;
[ ]	(m)	A person or company that, in relation to the issuer, is an affiliated entity or a person or company referred to in clause (c) of the definition of distribution in subsection 1(1) of the Act;

Institutional Investors

[ ]	(n)	A bank listed in Schedule I or II of the Bank Act (Canada), or an authorized foreign bank listed in Schedule III of that Act or a wholly-owned subsidiary of same;
[ ]	(o)

A loan corporation or trust corporation registered under the Loan and Trust Corporations Act (Ontario) or under the Trust and Loan Companies Act (Canada), or under comparable legislation in any other jurisdiction;

[ ]	(p)

A co-operative credit society, credit union central, federation of caisses populaires, credit union or league, or regional caisse populaire, or an association under the Cooperative Credit Associations Act (Canada), in each case, located in Canada, or a wholly-owned subsidiary of same;

[ ]	(q)	A company licensed to do business as an insurance company in any jurisdiction or a wholly-owned subsidiary of same;
[ ]	(r)	The Business Development Bank incorporated under the Business Development Bank Act (Canada) or a wholly-owned subsidiary of same;
[ ]	(s)	A pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a provincial pension commission or similar regulatory authority;
[ ]	(t)	A mutual fund or non-redeemable investment fund that, in Ontario, distributes its securities only to persons or companies that are accredited investors;
[ ]	(u)

A mutual fund or non-redeemable investment fund that, in Ontario, distributes its securities under a prospectus for which a receipt has been granted by the Director of the Ontario Securities Commission, or, if it has ceased distribution of its securities, has previously distributed its securities in this manner;

[ ]	(v)	A fully managed account if it is acquiring a security that is not a security of a mutual fund or non-redeemable investment fund;
[ ]	(w)	An account that is fully managed by a trust corporation registered under the Loan and Trust Companies Act (Ontario);
[ ]	(x)	An entity that is organized outside of Canada that is analogous to any of the entities referred to in paragraphs (g), (n), (o), (p), (q), (r), or (s);

Government Organizations

[ ]	(y)	The government of Canada or of any jurisdiction, or any crown corporation, instrumentality or agency of a Canadian federal, provincial or territorial government;
[ ]	(z)	Any Canadian municipality or any Canadian provincial or territorial capital city;
[ ]	(aa)	Any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency or instrumentality thereof;

Dated ___________________, 20___

Signature of Investor or authorized signatory of the Investor

Name of Investor

Address of Investor

SCHEDULE D

CERTIFICATE OF U.S. INVESTOR

This form must be completed by investors located inside the United States or U.S. Persons.

A United States investor is any person in the United States or any U.S. Person.  A U.S. Person includes, but is not limited to, (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a U.S. Person; (d) any trust of which any trustee is a U.S. Person; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person: (g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (h) any partnership or corporation organized outside the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act of 1933, unless it is organized or incorporated, and owned, by U.S. Accredited Investors who are not natural persons, estates or trusts.

The Investor covenants, represents and warrants to the “Issuer” that:

(a)

it understands that the Securities have not been and will not be registered under the U.S. Securities Act or any applicable State Securities laws and that the sale contemplated hereby is being made in reliance on an exemption from such registration requirement provided by Rule 506 of Regulation D;

(b)

it acknowledges that it has not purchased the Securities as a result of any form of “general solicitation or general advertising” (as described in Regulation D), including advertisements articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(c)

it understands and agrees that there may be material tax consequences to the Investor of an acquisition, disposition or exercise of any of the Securities.  The Issuer gives no opinion and makes no representation with respect to the tax consequences to the Investor under United States, state, local or foreign tax law of the undersigned’s acquisition or disposition of such securities.  In particular, no determination has been made whether the Issuer will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1291 of the United States Internal Revenue Code;

(d)

it understands and agrees that the financial statements of the Issuer have been prepared in accordance with Canadian generally accepted accounting principles, which differ in some respects from United States generally accepted accounting principles, and thus may not be comparable to financial statements of United States companies;

(e)

it understands and acknowledges that upon the issuance original thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws and regulations, the certificates representing the Securities, and all certificates issued in exchange therefore or in substitution thereof will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE

EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”;

provided, that if, at the time the Issuer is a “foreign issuer” as defined in Regulation S, any of the Securities are being sold in compliance with the requirements of Rule 904 of Regulation S, as referred to above, and in compliance with Canadian local laws and regulations, the legend may be removed by providing a declaration to the Issuer’s transfer agent for the Securities in the form attached hereto as Appendix “A” (or as the Issuer may prescribe from time to time);

provided further, that, if any of the Securities are being sold pursuant to Rule 144 of the U.S. Securities Act, the legend may be removed by delivery to the Issuer’s transfer agent of an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws;

(f)

it consents to the Issuer making a notation on its records or giving instruction to the registrar and transfer agent of the Issuer in order to implement the restrictions on transfer set forth and described herein;

(g)

if an individual, it is a resident of the state or other jurisdiction listed in its address on the signature page of the Subscription Agreement, or if the Investor is not an individual, the office of the Investor at which the Investor received and accepted the offer to purchase the Issuer’s Units is the address listed on the signature page of the Subscription Agreement;

(h)

it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able without impairing its financial condition to hold the Securities for a indefinite period of time and to bear the economic risk of loss of its entire investment;

(i)

the Issuer has provided to it the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and it has had access to such information concerning the Issuer as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities;

(j)

it is acquiring the Securities for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of the Securities in violation of the United States federal and state securities laws;

(k)

if it decides to offer, sell or otherwise transfer any of the Securities, it will not offer, sell or otherwise transfer any of such Securities directly or indirectly, unless

(i)

the transfer is to the Issuer;

(ii)

the transfer is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii)

the transfer is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or “Blue Sky” laws; or

(iv)

the Securities are transferred in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities, and, in the case of clauses (iii) or (iv) above, it has prior to such sale furnished to the Issuer an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Issuer;

(l)

it understands and agrees that the Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration requirements is available and the holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer or other evidence satisfactory to the Issuer to such effect;

(m)

it hereby agrees and consents by acceptance hereof that the certificate or certificates representing the Warrants shall be impressed with a legend reciting that the exercise thereof is restricted, substantially in the following form:

“THIS WARRANT AND THE SECURITIES DELIVERABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A U.S. PERSON UNLESS THE WARRANT AND THE WARRANT SHARES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.  “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”;

(n)

it understands and acknowledges that the Issuer is not obligated to remain a “foreign issuer” within the meaning of Regulation S;

(o)

it understands and acknowledges that the Issuer is not obligated to file and has no present intention of filing the U.S. Securities and Exchange Commission or with any state securities commission any registration statement in respect of resales of the Securities in the United States;

(p)

it acknowledges that any person who exercises a Warrant will be required to provide to the Issuer either:

a written certification that the holder (a) at the time of exercise of the Warrant is not in the United States; (b) is not a U.S. Person and is not exercising the Warrant on behalf of a U.S. Person; and (c) did not execute or deliver the exercise form for such security in the United States; or

a written opinion of counsel of recognized standing in form and substance satisfactory to the Issuer or other evidence satisfactory to the Issuer to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available for the issuance of the Warrant Shares; and

it understands that unless the holder provides a written certification pursuant to Section (p)(i) above, the certificates representing the Warrant Shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available; and

(q)

it is an “accredited investor” as defined in Regulation D by virtue of satisfying one or more of the categories indicated below (please place your initials on the appropriate line(s)):

Category 1.	A bank, as defined in Section 3(a)(2) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or
Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or
Category 3.	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; or
Category 4.	An insurance company as defined in Section 2(13) of the U.S. Securities Act; or
Category 5.	An investment company registered under the Investment Issuer Act of 1940; or
Category 6.	A business development company as defined in Section 2(a)(48) of the Investment Issuer Act of 1940; or
Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or
Category 8.

A plan established and maintained by a state, its political subdivision or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with assets in excess of US$5,000,000; or

Category 9.

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment advisor, or an employee benefit plan with total assets in excess of US$5,000,000 or, if a self-directed plan, the investment decisions are made solely by persons who are accredited investors; or

Category 10.	A private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940; or

Category 11.

An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of US$5,000,000; or

√	Category 12.	A director, executive officer or general partner of the Issuer; or
	Category 13.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of this purchase exceeds US$1,000,000; or
Category 14.

A natural person who had an individual income in excess of US$200,000 in each year of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

Category 15.

A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in SEC Rule 506(b)(2)(ii); or

	Category 16.	An entity in which each of the equity owners meets the requirements of one of the above categories.

All capitalized terms not defined herein shall have the meanings set forth in the Subscription Agreement to which this Schedule D is attached.

ONLY UNITED STATES INVESTORS NEED TO COMPLETE AND SIGN

Date

Duly authorized signatory for Investor

(Print name of Investor)

Appendix “A” to

CERTIFICATE OF U.S. PERSON

Form of Declaration for Removal of Legend

TO:

Registrar and transfer agent for the shares of IMAGIS TECHNOLOGIES INC. (the “Corporation”).

The undersigned (A) acknowledges that the sale of the securities of the Corporation to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” of the Corporation (as that term is defined in Rule 405 under the U.S. Securities Act); (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the TSX Venture Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the U. S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U. S. Securities Act. Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated _______________ 200___.

X

Signature of individual (if Purchaser is an individual)

X

Authorized signatory (if Purchaser is not an individual)

Name of Purchaser (please print)

Name of authorized signatory (please print)

Official capacity of authorized signatory (please print)

EXHIBIT 4

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE MARCH 30, 2005.

WITHOUT PRIOR WRITTEN APPROVAL OF THE TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL MARCH 30, 2005.

 “THE SECURITIES REPRESENTED HEREBY [AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVER” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”

THIS WARRANT WILL BE VOID AND OF NO VALUE UNLESS EXERCISED
ON OR BEFORE 5:00 P.M. (VANCOUVER TIME) ON NOVEMBER 30, 2006.

IMAGIS TECHNOLOGIES INC.
(Incorporated under the laws of British Columbia)

Number: W-41	410,000 Warrants to Purchase 410,000 shares

WARRANT FOR PURCHASE OF SHARES

THIS IS TO CERTIFY THAT, for value received,

KEITH KRETSCHMER

or his/her/its lawful assignee (hereinafter called the “Holder”) is entitled to subscribe for and purchase up to 410,000 fully paid and non-assessable common shares without par value in the capital (as constituted on November 30, 2004) of IMAGIS TECHNOLOGIES INC. (hereinafter called the “Company”) at any time on or before the close of business on November 30, 2006 (5:00 p.m. Vancouver Time), at a price of $0.40 (Cdn) per share for the first year and $0.50 (Cdn) per share for the second year from the date of issuance (the  “Closing Date”), subject, however, to the provisions and upon the Terms and Conditions attached hereto as Schedule “A”.

The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fraction of a share) by surrender of this Warrant (properly endorsed if required), together with a Warrant Exercise Form in the form attached duly completed and executed, at the office of CIBC Mellon Trust Company, Suite 1600 – 1066 West Hastings Street, Vancouver, British Columbia  V6E 3X1, together with a certified cheque or bank draft payable to or to the order of the Company in payment of the purchase price of the number of shares subscribed for.

IN WITNESS WHEREOF the Company has caused this Warrant to be executed by its duly authorized officers under its corporate seal, this 30th day of November, 2004.

IMAGIS TECHNOLOGIES INC.

Per:

/s/ Wayne Smith

Authorized Signatory

Per:

/s/ Roy Trivett

Authorized Signatory

SCHEDULE “A”

TERMS AND CONDITIONS
ATTACHED TO WARRANTS ISSUED BY

IMAGIS TECHNOLOGIES INC.
(the “Company”)

Each Warrant of the Company, whether single or part of a series, is subject to these Terms and Conditions as they were at the date of issue of the Warrant.

INTERPRETATION

DEFINITIONS

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

“Corporation” includes a successor corporation;

“Company’s auditor” means the accountant duly appointed as auditor of the Company;

“Director” means a director of the Company for the time being, and reference, without more, to action by the directors means action by the directors of the Company as a board or whenever duly empowered action by an executive committee of the board;

“Person” means an individual, corporation, partnership, trustee or any unincorporated organization, and words importing persons have a similar meaning;

“Shares” or “shares” means the common shares in the capital of the Company as constituted at the date of issue of a Warrant and any shares resulting from any event referred to in section 4.7;

“Transfer Agent” means the company or trust company duly appointed as the Company’s Registrar and Transfer Agent;

“Warrant” means a share purchase warrant as evidenced by the certificate, one (1) Warrant entitles the holder to purchase one (1) common share of the Company (subject to adjustment) on or before 24 months from the date of Closing at the exercise price set forth on the certificate;

“Warrant Holder” or “Holder” means the recorded holder of a Warrant;

“Warrant Holder’s Request” means an instrument signed in one or more counterparts by Warrant Holders entitled to purchase in the aggregate not less than twenty-five percent of the number of shares which could be purchased pursuant to all the Warrants outstanding of one series for the time being, requesting the Company to take some action or proceeding as specified therein; and

“Regulation D” means Regulation D under the U.S. Securities Act;

“Regulation S” means Regulation S under the U.S. Securities Act;

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Person” means ‘U.S. person” as that term is defined in regulation S.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

INTERPRETATION

The division of the Terms and Conditions into articles and sections, and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation thereof.

words importing the singular number include the plural and vice versa, and words importing the masculine gender include feminine and neuter genders.

APPLICABLE LAW

The Warrants shall be construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable thereto and shall be treated in all respects as legal contracts under the laws of British Columbia.

ISSUE OF WARRANTS

ADDITIONAL WARRANTS

The Company may at any time and from time to time issue Warrants or grant options or similar rights to purchase shares of its capital stock.

ISSUE IN SUBSTITUTION FOR LOST WARRANTS

In case a Warrant shall become mutilated, lost, destroyed or stolen, the Company in its discretion may issue and deliver a new Warrant of like date and tenor as the one mutilated, lost, destroyed or stolen in exchange for, and in place of, and upon cancellation of such mutilated Warrant, or in lieu of and in substitution for such lost, destroyed or stolen Warrant, and the substituted Warrant shall be entitled to the benefit hereof and rank equally in accordance with its terms with all other Warrants of the same issue.

The applicant for the issue of a new Warrant pursuant hereto shall bear the cost of the issue thereof and in the case of loss, destruction or theft furnish to the Company such evidence of ownership, and of loss, destruction or theft of the Warrant so lost, destroyed or stolen as shall be satisfactory to the Company in its discretion; and such applicant may also be required to furnish indemnity in amount and form satisfactory to the Company in its discretion and shall pay the reasonable charges of the Company in connection therewith.

WARRANT HOLDER NOT A SHAREHOLDER

The holding of a Warrant shall not constitute the Holder a shareholder of the Company, nor entitle him to any  right or interest in respect thereof, except as in the Warrant expressly provided.

OWNERSHIP AND TRANSFER

EXCHANGE OF WARRANTS

Warrants in any authorized denomination may, upon compliance with the reasonable requirements of the Company, be exchanged for Warrants in any other authorized denomination of the same issue and date of expiry entitling the Holder to purchase any equal aggregate number of shares at the same subscription price and on the same terms as the Warrants so exchanged.

Warrants may be exchanged at the office of the Transfer Agent.  Any Warrants tendered for exchange shall be surrendered to the Transfer Agent and cancelled.

CHARGES FOR EXCHANGE

On exchange of Warrants, the Company or the Transfer Agent, except as otherwise herein provided, may charge a fee for each new Warrant issued, and payment of any transfer taxes or governmental or other charges required to be paid shall be made by the party requesting such exchange.

OWNERSHIP AND TRANSFER OF WARRANTS

The Company and Transfer Agent, as the case may be, may deem and treat the Holder of a Warrant as the absolute owner of such Warrant for all purposes and shall not be affected by any notice or knowledge to the contrary.  The Holder of a transferable Warrant shall be entitled to the rights of set-off or counterclaim between the Company and the original or any intermediate Holder; and all persons may act accordingly.  The receipt of a Holder of a Warrant for shares purchasable pursuant thereto shall be a good discharge to the Company and Transfer Agent for the same, and neither the Company nor the Transfer Agent shall be bound to enquire into the title of any such Holder.  Transferable Warrants shall be negotiable and shall pass by delivery and only in accordance with applicable securities regulation and with the written consent of the Company.

NOTICE TO WARRANT HOLDER

Unless herein otherwise expressly provided, any notice to be given hereunder to a Warrant Holder shall be deemed to be validly given, if mailed to the address of the Warrant Holder as set out on the Warrant.  Any notice so given shall be deemed to have been received 3 days from the date of mailing.

U.S. LEGENDS AND RESTRICTIONS ON TRANSFER

The Warrant Holder understands and acknowledges that Shares issuable upon the exercise of Warrants have not been and will not be, registered under the U.S. Securities Act or applicable state securities laws.

All Shares issued upon exercise of Warrants to a U.S. Person or a person in the United States, and all certificates issued in exchange therefore or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY

(A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT IF APPLICABLE, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  IF, AT ANY TIME THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATIONS S UNDER THE U.S. SECURITIES ACT, THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, A NEW CERTIFICATE BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE CORPORATION’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE CORPORATION’S TRANSFER AGENT AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”;

provided that, if at any time the Company is a “foreign issuer” as defined in Regulation S, certificates for Shares bearing such legend are being sold outside the United States in compliance with Rule 904 of Regulation S, as referred to above, and in compliance with Canadian local laws and regulations, the legend may be removed by providing a declaration to the Company’s transfer agent in the form attached hereto as Appendix D (or as the Company may prescribe from time to time); provided, further, that if any such Shares are being sold pursuant to Rule 144 under the U.S. Securities Act, the legend may be removed by delivery to the Corporations’ transfer agent of an opinion of counsel of recognized standing in form and substance satisfactory to the Issuer to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

EXERCISE OF WARRANTS

METHOD OF EXERCISE OF WARRANTS

The right to purchase shares conferred by a Warrant may be exercised by the Holder surrendering it, with a duly completed and executed subscription in the form attached thereto by certified cheque or bank draft payable to, or to the order of Company at par in Vancouver, British Columbia, for the purchase price applicable at the time of surrender in respect of the shares subscribed for in lawful money of Canada to the Transfer Agent at its principal office in the City of Vancouver, British Columbia.

EFFECT OF EXERCISE OF WARRANTS

Upon surrender and payment as aforesaid, the shares so subscribed for shall be deemed to have been issued, and such person shall be deemed to have become the holder of such shares on the date of such surrender and payment, and such shares shall be issued at the subscription price in effect on the date of such surrender and payment.

Within ten business days after surrender and payment as aforesaid, the Company shall forthwith cause to be delivered to the person in whose name the shares so subscribed for are to be issued as specified in such subscription a certificate for the appropriate number of shares not exceeding those which the Warrant Holder is entitled to purchase pursuant to the Warrant surrendered.

SUBSCRIPTION FOR LESS THAN ENTITLEMENT

A Holder may subscribe for and purchase a number of shares less than the number which he is entitled to purchase pursuant to the surrendered Warrant.  In the event of any purchase of a number of shares less than the number which can be purchased pursuant to a Warrant, the Holder, upon exercise thereof, shall, in addition to certificates representing shares issued on such exercise, be entitled to receive a new Warrant in respect of the balance of the shares which he was entitled to purchase pursuant to the surrendered Warrant and which were not then purchased.

WARRANTS FOR FRACTIONS OF SHARES

To the extent that a Holder is entitled to receive on the exercise or partial exercise thereof a fraction of a share, such right may be exercised in respect of such fraction only in combination with another Warrant which in the aggregate entitle the Holder to receive a whole number of shares.

EXPIRATION OF WARRANTS

After the expiration of the period within which a Warrant is exercisable all rights thereunder shall wholly cease and terminate, and such Warrant shall be void and of no effect.  The expiry date of a Warrant shall be set out therein.

EXERCISE PRICE

The price per share which must be paid to exercise a Warrant shall be set out therein.

ADJUSTMENTS

If and whenever the shares shall be subdivided into a greater or consolidated into a lesser number of shares, or in the event of any payment by the Company of a stock dividend (other than a dividend paid in the ordinary course), or in the event that the Company conducts a rights offering to its shareholders, the exercise price shall be decreased or increased proportionately as the case may be.  Upon any such subdivision, consolidation, payment of a stock dividend or rights offering, the number of shares deliverable upon the exercise of a Warrant shall be increased or decreased proportionately as the case may be;

In case of any reclassification of the capital of the Company, or in the case of the merger, reorganization or amalgamation of the Company with, or into any other company or of the sale of substantially all of the property and assets of the Company to any other company, each Warrant shall, after such reclassification of capital, merger, amalgamation or sale, confer the right to purchase that number of shares or other securities or property of the Company or of the company resulting from such reclassification, merger, amalgamation, or to which such sale shall be made, as the case may be, which the Holder would then hold if he had exercised his rights under the Warrant before reclassification of capital, merger, amalgamation or sale; and in any such case, if necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 4 with respect to the rights and interest thereafter of the Holders to the end that the provisions set forth in this Article 4 shall thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any shares or other securities or property thereafter deliverable on the exercise of a Warrant;

The adjustments provided for in this section in the subscription rights pursuant to any Warrants are cumulative.

DETERMINATION OF ADJUSTMENTS

If any question shall at any time arise with respect to any adjustments to be made under section 4.7, such question shall be conclusively determined by the Company’s auditor, or, if he declines to so act, any other chartered accountant in Vancouver, British Columbia that the Company may designate (acting reasonably) and who shall have access to all appropriate records, and such determination shall be binding upon the Company and the Holder.

HOLD PERIOD

The Shares received by the Warrant Holder upon the exercise of the Warrants may be subject to a hold period as determined by the Securities Act (British Columbia), the rules and policies of the TSX Venture Exchange and/or other applicable securities laws.

EXERCISE OF WARRANTS IN THE UNITED STATES OR BY A U.S. PERSON

Prior to the exercise of any Warrants in the United States or by or on behalf of a U.S. Person, the Holder thereof will be required to deliver to the Corporation an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation or other evidence satisfactory to the Company identifying the exemption from registration available under the U.S. Securities Act and any applicable state securities laws for such exercise.

COVENANTS BY THE COMPANY

RESERVATION OF SHARES

The Company will reserve, and there will remain unissued out of its authorized capital, a sufficient number of shares to satisfy the rights of purchase provided for in all Warrants from time to time outstanding.

SECURITIES QUALIFICATION REQUIREMENTS

If, in the opinion of counsel for the Company any prospectus, or other filing is required to be filed with or any permission is required to be obtained from any securities regulatory body or any other step is required under any Federal or Provincial law before any shares which the Warrant Holder is entitled to purchase pursuant to his Warrant may properly and legally be issued upon exercise thereof, the Company covenants that it will take such action.

WAIVER OF CERTAIN RIGHTS

IMMUNITY OF SHAREHOLDERS, ETC.

The Warrant Holder, by acceptance of the Warrant, waives and releases any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future incorporator, member, Director or Officer (as such) of the Company for the issue of shares pursuant to any Warrant.

MEETING OF WARRANT HOLDERS

RIGHT TO CONVENE MEETING

Subject to the provisions of clause 7.1(b), the Company may at any time and from time to time, and shall on receipt of a Warrant Holder’s Request and upon being indemnified to its reasonable satisfaction by the Warrant Holder signing such Warrant Holder’s Request against the costs which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Holders of Warrants of the same issue.  In the event of the Company failing within fifteen days after receipt of such Warrant Holder’s Request and indemnity given as aforesaid to give notice convening a meeting, such Warrant Holders may convene a meeting.  Every such meeting shall be held in the City of Vancouver, Province of British Columbia.

Notwithstanding the foregoing, neither the Company nor the Warrant Holders shall convene a meeting for the purpose of extending the expiry date of any Warrant unless the Company or the Warrant Holders have received the prior written consent of the TSX Venture Exchange to the proposed extension.

NOTICE

At least 21 days’ notice of any meeting shall be given to the Warrant Holders and to the Company unless the meeting has been called by it.  Such notice shall state the time and place of the meeting and shall state the general nature of the business to be transacted thereat and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article.

CHAIRMAN

Some person nominated in writing by the Company shall be Chairman of the meeting and if no person is so nominated, or if the person so nominated is not present within fifteen minutes from the time fixed for the holding of the meeting, the Warrant Holders present in person or by proxy shall choose some person present to be Chairman.

QUORUM

Subject to the provisions of Section 7.12 at any meeting of Warrant Holders a quorum shall consist of Warrant Holders present in person or by proxy and entitled to purchase at least twenty-five percent of the aggregate number of shares which could be purchased pursuant to all the then outstanding Warrants of the same issue, provided that at least two persons entitled to vote thereat are personally present.  If, at any such meeting, a quorum is not present within half an hour after the time appointed for the meeting, then the meeting, if convened by Warrant Holders or on a Warrant Holder’s Request, shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is a non-business day, in which case it shall be adjourned to the next following business day thereafter) at the same time and place.  At the adjourned meeting the Warrant Holders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened.

POWER TO ADJOURN

The Chairman of any meeting at which a quorum of Warrant Holders is present may with the consent of the meeting adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

SHOW OF HANDS

Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands.  At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority shall be conclusive evidence of the fact.

POLL

On any question submitted to a meeting and after a vote by a show of hands, when demanded by the Chairman or by one or more Warrant Holders, a poll shall be taken in such manner as the Chairman shall direct.  Questions, other than extraordinary resolutions, shall be decided by a majority of the votes cast on the poll.

VOTING

On a show of hands every person who is present and entitled to vote, whether as a Warrant Holder or as proxy, or both, shall have one vote.  On a poll each Warrant Holder present in person or represented by proxy shall be entitled to one vote in respect of each share which he is entitled to purchase pursuant to the Warrant then held by him.  A proxy need not be a Warrant Holder.

REGULATIONS

The Company may from time to time make and vary such regulations as it shall think fit:

for the issue of voting certificates by any bank, trust company or other depository certifying that specified Warrants have been deposited with it by a named Holder and will remain on deposit until after the meeting, which voting certificate shall entitle the Holder named therein to be present and vote at any such meeting and at any adjournment thereof or to appoint a proxy or proxies to represent him and vote for him at any such meeting and at any adjournment thereof, in the same manner and with the same effect as though the Holder so named in such voting certificate was the actual bearer or holder of the Warrant specified therein;

for the deposit of voting certificates and/or instruments appointing proxies at such place and time as the Company or the Warrant Holders convening the meeting, as the case maybe, may in the notice convening the meeting direct;

for the deposit of voting certificates and/or instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such voting certificates and/or instruments appointing proxies to be mailed or faxed before the meeting to the Company at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting; and

for the form of the instrument of proxy.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted.  Save as such regulations may provide, the only persons who shall be recognized at any meeting as the Holder of a Warrant, or as entitled to vote or be present at the meeting in respect thereof, shall be persons who produce Warrants at the meeting.

COMPANY MAY BE REPRESENTED

The Company by its officers and directors, and the legal advisors of the Company may attend any meeting of Warrant Holders, but shall have no vote as such.

POWERS EXERCISABLE BY EXTRAORDINARY RESOLUTION

In addition to all other powers conferred upon them by any other provisions hereof or by law, Warrant Holders at a meeting shall have the following powers, exercisable from time to time by extraordinary resolution:

power to enforce any of the covenants on the part of the Company contained in the Warrants or to enforce any of the rights of the Warrant Holders in any manner specified in such extraordinary resolution or to refrain from enforcing any such covenant or right;

power to enforce any of the covenants on the part of the Company in complying with any provisions hereof either unconditionally or upon any conditions specified in such extraordinary resolution; and

power to consent to any amendment of the provision of these terms and conditions, except an amendment to extend the expiry date of the Warrants unless the Warrant Holders have received the prior written consent of the TSX Venture Exchange to the proposed extension.

MEANING OF “EXTRAORDINARY RESOLUTION”

The expression “extraordinary resolution” when used herein means a resolution proposed at a meeting of  Warrant Holders duly convened for that purpose and held in accordance with the provisions of this Article at which there is a quorum present and passed by the affirmative votes of Warrant Holders entitled  to purchase not less than 75% of the shares which can be purchased by the Warrants represented at the meeting and voted upon such resolution, or a resolution in writing signed by 75% of the Warrant Holders.

POWERS CUMULATIVE

Any one or more of the powers and/or any combination of the powers herein stated to be exercisable by Warrant Holders by extraordinary resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of Warrant Holders to exercise such power or powers or combination of powers then or any power or powers or combination of powers thereafter from time to time.

MINUTES

Minutes of all resolutions and proceedings at every meeting of Warrant Holders shall be made and duly entered in books to be from time to time provided for that purpose by the Company, and any such minutes as aforesaid, if signed by the Chairman of the meeting at which such resolutions were passed or proceedings had, or by the Chairman of the next succeeding meeting of Warrant Holders, shall be prima facie evidence of the matters therein stated and until the contrary is proved, every such meeting, in respect of the proceedings of which minutes shall have been made, shall be deemed to have been duly convened and held, and all resolutions passed thereat or proceedings taken, to have been duly passed and taken.

BINDING EFFECT OF RESOLUTIONS

Every resolution passed in accordance with the provisions of this Article at a meeting of Warrant Holders shall be binding upon all Warrant Holders holding Warrants of the same issue.

STATUS OF WARRANT HOLDERS

The Holders of Warrants of one issue shall not be entitled as such to attend or vote at a meeting of the Holders of another issue, and any action taken at a meeting of the Holders of one issue shall in no way affect the rights of the Holders of another issue.

MODIFICATION OF TERMS, SUCCESSORS

MODIFICATION OF TERMS AND CONDITIONS FOR CERTAIN PURPOSES

From time to time the Company may, subject to the provisions of these presents, and shall, when so directed by these presents, modify the terms and conditions hereof, for any one or more or all of the following purposes:

adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of counsel for the Company, are necessary or advisable in the premises;

giving effect to any extraordinary resolution passed as provided in Article 7;

making such provisions not inconsistent herewith as may be necessary or desirable with respect to matters or questions arising hereunder or for the purpose of obtaining a listing or quotation of Warrants on any stock exchange or house;

adding to or altering the provisions hereof in respect of the registration and transfer of Warrants making provision for the exchange of Warrants of different denominations; and making any modification in the form of Warrants which does not affect the substance thereof;

for any other purpose not inconsistent with the terms hereof, including the correction or rectification of any ambiguities, defective provisions, errors or omissions herein; and

to evidence any succession of any corporation and the assumption by any successor of the covenants of the Company herein and in the Warrants contained as provided hereafter in this Article.

COMPANY MAY AMALGAMATE, ETC. ON CERTAIN TERMS

Nothing herein contained shall prevent any amalgamation or merger of the Company with or into any other company, or the sale of the property or assets of the Company to any company lawfully entitled to acquire the same; provided however that the company formed by such merger or amalgamation or which acquires by conveyance or transfer all or substantially all the properties and assets of the Company shall be a company organized and existing under the laws of Canada or of the United States of America or any Province, State, District or Territory thereof, which shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company and shall succeed to and be substituted for the Company, and such changes in phraseology and form (but not in substance) may be made in the Warrants as may be appropriate in view of such amalgamation, merger or transfer.

ADDITIONAL FINANCING

Nothing herein contained shall prevent the Company from issuing any other securities or rights with respect thereto during the period within which a Warrant is exercisable, upon such terms as the Company may deem appropriate.

APPENDIX A

INSTRUCTIONS TO WARRANT HOLDERS

TO EXERCISE:

To exercise Warrants, the Warrant Holder must complete, sign and deliver the Exercise Form, attached as Appendix B and mail or deliver the Warrant Certificate(s) to Imagis Technologies Inc., Suite 1630 – 1075 West Georgia St., Vancouver, British Columbia, Canada, V6E 3C9 indicating the number of Common Shares to be acquired.

TO TRANSFER:

If the Warrant Holder wishes to transfer Warrants, then the Warrant Holder must complete, sign and/or mail or deliver to Imagis Technologies Inc.:

(d)

the Transfer Form attached as Appendix C;

(e)

the Warrant Certificate(s); and

(f)

such other certificates or opinions as the Company may require to evidence compliance with applicable securities legislation in Canada or the United States.

If the Warrant Certificate is transferred, the Warrant Holder’s signature on the Transfer Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

GENERAL:

If forwarding any documents by mail, registered mail must be employed.

If the Exercise Form or the Transfer Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the Warrant Certificate must also be accompanied by evidence of authority to sign satisfactory to Pacific Corporate Services Ltd..

The address of Pacific Corporate Services Ltd. is:

625 Howe St., 10th Floor, Vancouver, British Columbia
Canada  V6C 3B8

APPENDIX B

WARRANT EXERCISE FORM

TO:

IMAGIS TECHNOLOGIES INC.

Suite 1630, 1075 West Georgia Street

Vancouver, British Columbia

Canada  V6E 3C9

The undersigned Holder of the within Warrants hereby subscribes for ____________ common shares (the “Shares”) of IMAGIS TECHNOLOGIES INC. (the “Company”) pursuant to the within Warrants on the terms and price specified in the Warrants.  This subscription is accompanied by a certified cheque or bank draft payable to or to the order of the Company for the whole amount of the purchase price of the Shares.

The undersigned hereby directs that the Shares be registered as follows:

NAME(S) IN FULL	ADDRESS(ES)	NUMBER OF SHARES

(Please print full name in which share certificates are to be issued, stating whether Mr., Mrs., Ms. or Miss is applicable).

If the Shares are issued prior to March 30, 2005, the certificate(s) shall bear the following legends:

“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before March 30, 2005.”

“Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until March 30, 2005.”

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

The undersigned holder (i) at the time of exercise of the Warrants is not in the United States; (ii) is not a “U.S. person” (a “U.S. Person”) as defined in Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and is not exercising the Warrants on behalf of a U.S. Person; and (iii) did not execute or deliver this exercise form in the United States.

The undersigned holder has delivered to the Corporation an opinion of counsel (which will not be sufficient unless it is from counsel of recognized standing in form and substance satisfactory to the Corporation) or other evidence satisfactory to the Company to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available.

The undersigned Holder understands that unless Box A above is checked, the certificates representing the shares will bear a legend restricting transfer without registration under the U.S. Securities Act and applicable state securities laws unless an exemption from registration is available.

Note:  Certificates representing Shares will not be registered or delivered to an address in the United States unless Box B above is checked.

DATED this _________ day of _______________, 200___.

In the presence of:

Signature of Witness

Signature of Warrant Holder

Please print below your name and address in full.

Name (Mr./Mrs./Ms./Miss)

Address

INSTRUCTIONS FOR SUBSCRIPTION

The signature to the subscription must correspond in every particular with the name written upon the face of the Warrant without alteration and must be guaranteed by a chartered bank, trust company, or an investment dealer who is a member of a recognized stock exchange or by some other person satisfactory to Pacific Corporate Services Ltd.. If there is more than one subscriber, all must sign.

In the case of persons signing by agent or attorney or by personal representative(s), the authority of such agent, attorney or representative(s) to sign must be proven to the satisfaction of Pacific Corporate Services Ltd..

If the Warrant certificate and the form of subscription are being forwarded by mail registered mail must be employed.

If Box B above is checked, any opinion tendered must be from counsel of recognized standing in form and substance satisfactory to the Company.  Holders planning to deliver an opinion of counsel or other evidence in connection with the exercise of Warrants should contact the Company in advance to determine whether any opinions or other evidence to be tendered will be acceptable to the Corporation.

APPENDIX C

FORM OF TRANSFER

TO:

Imagis Technologies Inc.

Suite 1630 – 1075 West Georgia St.

Vancouver, BC  V6E 3C9

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ___________________[name] (the “Transferee”), of __________________ [residential address], ______________________ [number of warrants] of IMAGIS TECHNOLOGIES INC. (the “Company”) registered in the name of the undersigned on the records of the Company by the within certificate, and irrevocably appoints Pacific Corporate Services Ltd. as the attorney of the undersigned to transfer the said securities on the books or register of transfer, with full power of substitution.

DATED the _______ day of _____________, 200_.

Signature Guaranteed (See instructions to Warrant Holders on Appendix A)	Signature of Warrant Holder (to be the same as appears on the face of this Warrant Certificate)

Note to Warrant Holder:  In order to transfer the Warrants represented by this Certificate, this transfer form must be delivered to Imagis Technologies Inc., together with the certificates attached hereto and any other documentation as Pacific Corporate Services Ltd. may require to evidence compliance with applicable securities legislation in Canada and the United States

APPENDIX D

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO: Registrar and transfer agent for the shares of IMAGIS TECHNOLOGIES INC. (the “Corporation”)

The undersigned (A) acknowledges that the sale of securities of the Corporation to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (B) certifies that (1) the undersigned is not an “affiliate” of the Corporation (as that term is defined in rule 405 under the U.S. Securities Act); (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the TSX Venture Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller not any affiliate of the seller nor any person acting on their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144 (a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace such securities with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions, which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act.  Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

Dated _________________ 200_.

X __________________________________________________

Signature of individual (if Purchaser is an individual)

X__________________________________________________

Authorized signatory (if Purchaser is not an individual)

____________________________________________________

Name of Purchaser (please print)

_______________________________________________

Name of authorized signatory (please print)

 _______________________________________________

Official capacity of authorized signatory (please print)

EXHIBIT 5

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of March 4, 2004

BETWEEN:

IMAGIS TECHNOLOGIES INC., a body corporate having an

office at 1630 – 1075 West Georgia St., Vancouver, British

Columbia, V6E 3C9

(the “Company”)

OF THE FIRST PART

AND:

Keith Kretschmer, at 111 Lupine Dr., Sequim, Washington, 98382

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Optionee is a Director of the Company or an affiliate or subsidiary of the Company;

B.

The Company wishes to grant the Optionee an option to purchase common shares in the capital of the Company;

C.

The Company’s shares are listed and posted for trading on the Canadian Venture Exchange;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 given by the Optionee to the Company (the receipt of which is hereby acknowledged by the Company) the parties hereto agree as follows:

1.

The Company hereby grants the Optionee an option to purchase up to a total of 50,000 common shares in its capital (the “Option”) at a price of $0.66 Cdn per share exercisable for a term of THREE (3) years expiring March 4, 2007 (the “Expiry Date”). Subject to paragraphs 2 and 5 hereof, the Option shall vest and be cumulatively exercisable in installments as follows:

(a)

up to 16,667 common shares may be purchased on March 4, 2004 or before March 4, 2005

(b)

from and after March 4, 2005, up to and including March 4, 2006, an additional 16,667 common shares may be purchased; and

(c)

from and after March 4, 2006, an additional 16,666 common shares may be purchased.

If during any year of the term of the Option the maximum number of shares which the Optionee is entitled to purchase is not purchased, the excess shall be added to the maximum number of Shares which the Optionee is entitled to purchase in subsequent years not exceeding the number of shares as to which the Option could have been exercised but was not exercised during the preceding year.

If the Board of Directors of the Company determines that it is desirable to alter the vesting provisions set out in paragraph 1, it may alter the vesting of the Option in such manner as it determines, provided that:

(a)

such alteration is not adverse to the interest of the Optionee;

(b)

the Option will not be exercisable after the Expiry Date; and

(c)

any required regulatory approvals shall be obtained to such alteration prior thereto.

2.

In addition to any resale restrictions under applicable legislation, all options granted hereunder and all Shares issued on the exercise of such options will be subject to a four month Exchange hold period from the date the options are granted, and the Shares will bear the following legend:

“Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Canadian Venture Exchange or other wise in Canada or to or for the benefit of a Canadian resident until July 4, 2004.”

3.

The Company represents that the Optionee is an employee issued under the Securities Act (British Columbia) to the Company or an affiliate or subsidiary of the Company.

4.

In order to exercise the Option, the Optionee shall, before 5:00 p.m. on the Expiry Date, give notice to the Company of the Optionee’s intention to exercise the Option in whole or in part, as the case may be and otherwise in accordance with the terms set out in paragraph 1 hereof, such notice to be accompanied by cash, bank draft, money order or certified cheque, payable to the Company, in the appropriate amount.

5.

If the Optionee:

(a)

dies prior to the expiration of the Option, the Optionee’s legal representatives may, within one year from the Optionee’s death and prior to the expiry of the Option, exercise that portion of the Option which remains outstanding after which time the Option shall terminate; or

(b)

ceases to act as a director, officer or employee of the Company or of its wholly-owned subsidiary or as an employee of a company providing management services to the Company, as the case may be, for any reason other than the Optionee’s death, the Option shall terminate 30 days after the date of such cessation.

6.

If the issued and outstanding common shares in the capital of the Company are at any time changed by subdivision, consolidation, re-division, reduction in capital, reclassification or recapitalization (such changes are herein called collectively “Capital Alterations”), not including any issuance of additional shares for consideration, the number and class of shares in respect of which the Option is granted shall be adjusted in such a manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares so that upon exercise of the Option, the Optionee will receive those securities which he would have received upon implementation of the Capital Alteration if the Option had been exercised prior to such time.

7.

The Option granted is personal to the Optionee and may not be assigned or transferred in whole or in part.

8.

This Agreement constitutes and expresses the whole agreement of the parties with reference to the appointment of the Optionee and with reference to any of the matters or things herein discussed or mentioned with reference to such appointment, all promises, representations and understandings relative thereto being merged herein.

9.

Any amendment to this Agreement shall be subject to the approval of the shareholders of the Company if the Optionee was an insider of the Company, as that term is used in the Securities Act (British Columbia), at the time of granting the Option or is an insider of the Company at the time of the amendment.

10.

This Agreement shall be construed and enforced in accordance with the laws of British Columbia.

11.

This Agreement shall be subject to the approval of all securities regulatory authorities having jurisdiction.

12.

The Optionee acknowledges that any shares issued on the exercise of the stock options granted herein will be subject to a four-month hold period from the date of the Option Agreement.

13.

This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns and the Optionee and their legal personal representatives to the extent provided in paragraph 5.

14.

The Optionee hereby agrees that the grant of the Option is hereby conditioned upon the completion by the Optionee of Schedule "A" attached hereto.

15.

The Optionee acknowledges that the securities issued upon exercise of the Option have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state of the United States, and the Option may only be exercised by an "accredited investor" as defined by Rule 501(a) of Regulation D under the Securities Act.

16.

This Agreement may be signed by facsimile and in counterparts each of which shall be deemed to be an original and such counterparts together shall form one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IMAGIS TECHNOLOGIES INC.

Per:

/s/ Wayne Smith

Authorized Signatory

Per:

/s/ Roy Trivett

Authorized Signatory

)

Signed, Sealed and Delivered  this__26__ day

)

Of  _Mar_______, 2004  in the presence of:

)

)

/s/ Lorraine Tsiropoulos

)

Witness (Signature)

)

)

Lorraine Tsiropoulos

)

/s/ Keith Kretschmer

Name (Please print)

)

KRETSCHMER, Keith H.

)

254, 2175 Salal Dr.

)

Address

)

)

Vancouver, BC

)

City, Province

)

Schedule A

In connection with the grant of an option to acquire up to 50,000 Common Shares (the "Optioned Shares") at a price of $0.66 Cdn per share of Imagis Technologies Inc. (the "Company"), the undersigned (the "Optionee") hereby represents and warrants as of the date hereof that:

1.

the Optionee is an "accredited investor" as defined by Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), by the Optionee being either (i) an individual whose individual net worth, or joint net worth with that person’s spouse, at the time of this purchase exceeds $1,000,000, (ii) an individual who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or (iii) a director or executive officer of the Company;

2.

the Optionee is purchasing the Optioned Shares solely for the Optionee’s own account for investment and not with a view to or for sale or distribution of the Optioned Shares or any portion thereof and without any present intention of selling, offering to sell or otherwise disposing of or distributing the Optioned Shares or any portion thereof in any transaction other than a transaction complying with the registration requirements of the Securities Act, and applicable state securities laws, or pursuant to an exemption therefrom;

3.

the Company has made available to the Optionee or the Optionee’s advisors all information and documents requested by the Optionee relating to investment in the Optioned Shares, and has provided answers to the Optionee’s satisfaction to all of the Optionee’s questions concerning the Company and the offering of the Optioned Shares;

4.

the Optionee has received no general solicitation or general advertisement and has attended no seminar or meeting (whose attendees have been invited by any general solicitation or general advertisement) and has received no advertisement in any newspaper, magazine, or similar media, broadcast on television or radio regarding the offering of the Optioned Shares; and

5.

the Optionee realizes that the purchase of the Optioned Shares involves a high degree of risk and the Optionee is able, without impairing the Optionee’s financial condition, to hold the Optioned Shares for an indefinite period of time and is able to bear the economic risk of, and withstand a complete loss of, the price paid for the Optioned Shares.

Dated this ______ day of __________________, 2004.

__________________________________

_Keith Kretschmer___________________

(Please Print Name of the Optionee)

NOTICE OF EXERCISE

The undersigned hereby elects to exercise the undersigned’s (the “Optionee”) option to purchase __________ common shares of Imagis Technologies Inc. (the “Company”) at a price of $__________ per share, for aggregate consideration of $______, on the terms and conditions set forth in the Stock Option Agreement dated as of March 4 between the Company and the undersigned and pursuant to the terms set forth below.

The Optionee hereby certifies that the representations made by the Optionee on Schedule “A” to the Stock Option Agreement dated March 4 at the time the Option was granted by the Company to the Optionee remain true and correct as of the date hereof.

The Optionee acknowledges that the securities issued upon exercise of the Option have not been registered under the Securities Act, or the securities laws of any state of the United States, and the such securities must be held indefinitely unless their transfer is subsequently registered under the Securities Act, or such securities are transferred pursuant to an exemption from registration therefrom.

The Optionee understands and acknowledges that the certificates representing the securities issued upon exercise of the Option and all certificates issued in exchange therefor or in substitution thereof, upon the original issuance thereof, and until such time as is no longer required under applicable requirements of the Securities Act or applicable state securities laws, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, OR (D) IN COMPLIANCE WITH CERTAIN OTHER PROCEDURES SATISFACTORY TO THE CORPORATION.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.  AT ANY TIME THAT THE CORPORATION IS A “FOREIGN ISSUER” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT, A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM CIBC MELLON TRUST COMPANY UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO CIBC MELLON TRUST COMPANY AND THE CORPORATION, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.”

The Optionee consents to the Company making a notation on its records or giving instructions to any transfer agent of such securities in order to implement the restrictions on transfer set forth and described herein.

Dated this ______ day of __________________, 2004.

EXHIBIT 6

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of August 18, 2004

BETWEEN:

IMAGIS TECHNOLOGIES INC., a body corporate having an

office at Suite 1630 – 1075 West Georgia St., Vancouver, British

Columbia, V6E 3C9

(the “Company”)

OF THE FIRST PART

AND:

KRETSCHMER, Keith H., at 294 Sunshine Ave, Sequim, Washington, 98382

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

D.

The Optionee is a Director of the Company or an affiliate or subsidiary of the Company;

E.

The Company wishes to grant the Optionee an option to purchase common shares in the capital of the Company;

F.

The Company’s shares are listed and posted for trading on the Canadian Venture Exchange;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 given by the Optionee to the Company (the receipt of which is hereby acknowledged by the Company) the parties hereto agree as follows:

17.

The Company hereby grants the Optionee an option to purchase up to a total of 95,000  common shares in its capital (the “Option”) at a price of $0.40  Cdn per share exercisable for a term of THREE (3) years expiring August 18, 2007 (the “Expiry Date”). Subject to paragraphs 2 and 5 hereof, the Option shall vest and be cumulatively exercisable in installments as follows:

(d)

up to 31,667  common shares may be purchased on August 18, 2004 or before August 18, 2005

(e)

from and after August 18, 2005, up to and including August 18, 2006, an additional 31,667  common shares may be purchased; and

(f)

from and after August 18, 2006, an additional 31,666 common shares may be purchased.

If during any year of the term of the Option the maximum number of shares which the Optionee is entitled to purchase is not purchased, the excess shall be added to the maximum number of Shares which the Optionee is entitled to purchase in subsequent years not exceeding the number of shares as to which the Option could have been exercised but was not exercised during the preceding year.

If the Board of Directors of the Company determines that it is desirable to alter the vesting provisions set out in paragraph 1, it may alter the vesting of the Option in such manner as it determines, provided that:

(d)

such alteration is not adverse to the interest of the Optionee;

(e)

the Option will not be exercisable after the Expiry Date; and

(f)

any required regulatory approvals shall be obtained to such alteration prior thereto.

18.

In addition to any resale restrictions under applicable legislation, all options granted hereunder and all Shares issued on the exercise of such options will be subject to a four month Exchange hold period from the date the options are granted, and the Shares will bear the following legend:

“Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Canadian Venture Exchange or other wise in Canada or to or for the benefit of a Canadian resident until December 18, 2004.”

19.

The Company represents that the Optionee is an employee issued under the Securities Act (British Columbia) to the Company or an affiliate or subsidiary of the Company.

20.

In order to exercise the Option, the Optionee shall, before 5:00 p.m. on the Expiry Date, give notice to the Company of the Optionee’s intention to exercise the Option in whole or in part, as the case may be and otherwise in accordance with the terms set out in paragraph 1 hereof, such notice to be accompanied by cash, bank draft, money order or certified cheque, payable to the Company, in the appropriate amount.

21.

If the Optionee:

(c)

dies prior to the expiration of the Option, the Optionee’s legal representatives may, within one year from the Optionee’s death and prior to the expiry of the Option, exercise that portion of the Option which remains outstanding after which time the Option shall terminate; or

(d)

ceases to act as a director, officer or employee of the Company or of its wholly-owned subsidiary or as an employee of a company providing management services to the Company, as the case may be, for any reason other than the Optionee’s death, the Option shall terminate 30 days after the date of such cessation.

22.

If the issued and outstanding common shares in the capital of the Company are at any time changed by subdivision, consolidation, re-division, reduction in capital, reclassification or recapitalization (such changes are herein called collectively “Capital Alterations”), not including any issuance of additional shares for consideration, the number and class of shares in respect of which the Option is granted shall be adjusted in such a manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares so that upon exercise of the Option, the Optionee will receive those securities which he would have received upon implementation of the Capital Alteration if the Option had been exercised prior to such time.

23.

The Option granted is personal to the Optionee and may not be assigned or transferred in whole or in part.

24.

This Agreement constitutes and expresses the whole agreement of the parties with reference to the appointment of the Optionee and with reference to any of the matters or things herein discussed or mentioned with reference to such appointment, all promises, representations and understandings relative thereto being merged herein.

25.

Any amendment to this Agreement shall be subject to the approval of the shareholders of the Company if the Optionee was an insider of the Company, as that term is used in the Securities Act (British Columbia), at the time of granting the Option or is an insider of the Company at the time of the amendment.

26.

This Agreement shall be construed and enforced in accordance with the laws of British Columbia.

27.

This Agreement shall be subject to the approval of all securities regulatory authorities having jurisdiction.

28.

The Optionee acknowledges that any shares issued on the exercise of the stock options granted herein will be subject to a four-month hold period from the date of the Option Agreement.

29.

This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns and the Optionee and their legal personal representatives to the extent provided in paragraph 5.

30.

The Optionee acknowledges and agrees that the exercise of the Option is conditioned upon the Common Shares issuable upon exercise of the Option being registered under the United States Securities Act of 1933, as amended (“1933 Act”), and applicable state securities laws or exempt from such registration requirement.  The Optionee agrees that certificates representing any common shares issuable upon exercise of the Option that are issued in reliance upon an exemption from the registration requirements under the 1933 Act and applicable state securities laws shall bear a legend restricting transfer under applicable United States federal and state securities laws.

31.

This Agreement may be signed by facsimile and in counterparts each of which shall be deemed to be an original and such counterparts together shall form one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

IMAGIS TECHNOLOGIES INC.

Per:

/s/ Wayne Smith

Authorized Signatory

Per:

/s/ Roy Trivett

Authorized Signatory

)

Signed, Sealed and Delivered  this_9____ day

)

Of  _Sept_______, 2004  in the presence of:

)

)

/s/E. Barbara Tyson

)

Witness (Signature)

)

)

E. Barbara Tyson

)

/s/ Keith Kretschmer

Name (Please print)

)

KRETSCHMER, Keith H.

)

.

294 Sunshine Ave.

)

Address

)

)

Sequim WA 98382

)

City, Province

)

 NOTICE OF EXERCISE

The undersigned hereby elects to exercise the undersigned’s (the “Optionee”) option to purchase _______  common shares of Imagis Technologies Inc.. (the “Company”) at a price of $0.40  per share, for aggregate consideration of $____________, on the terms and conditions set forth in the Stock Option Agreement dated as of August 18, 2004, between the Company and the undersigned and pursuant to the terms set forth below.

The Optionee acknowledges and agrees that the exercise of the Option is conditioned upon the Common Shares issuable upon exercise of the Option being registered under the United States Securities Act of 1933, as amended (“1933 Act”), and applicable state securities laws or exempt from such registration requirement.  The Optionee agrees that certificates representing any common shares issuable upon exercise of the Option that are issued in reliance upon an exemption from the registration requirements under the 1933 Act and applicable state securities laws shall bear a legend restricting transfer under applicable United States federal and state securities laws.

Terms not defined in this Notice of Exercise shall have the meanings set forth in the Option Agreement to which this Notice is attached.

Dated this ______ day of __________________, 200_.

__________________________________

___KRETSCHMER, Keith H.______________________

(Please Print Name of the Optionee)

EXHIBIT 7

STOCK OPTION AGREEMENT

THIS AGREEMENT is made as of June 24, 2005

BETWEEN:

VISIPHOR CORPORATION., a body corporate having an

office at Suite 1100 – 4710 Kingsway, Burnaby, British

Columbia, V5H 4M2

(the “Company”)

OF THE FIRST PART

AND:

KRETSCHMER, Keith H., at 294 Sunshine Ave, Sequim, Washington, 98382

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

G.

The Optionee is a Director of the Company or an affiliate or subsidiary of the Company;

H.

The Company wishes to grant the Optionee an option to purchase common shares in the capital of the Company;

I.

The Company’s shares are listed and posted for trading on the Canadian Venture Exchange;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 given by the Optionee to the Company (the receipt of which is hereby acknowledged by the Company) the parties hereto agree as follows:

32.

The Company hereby grants the Optionee an option to purchase up to a total of 30,000  common shares in its capital (the “Option”) at a price of $0.79  Cdn per share exercisable for a term of THREE (3) years expiring June 24, 2008 (the “Expiry Date”). Subject to paragraphs 2 and 5 hereof, the Option shall vest and be cumulatively exercisable in installments as follows:

(g)

up to 10,000  common shares may be purchased on June 24, 2005 or before June 24, 2006

(h)

from and after June 24, 2006, up to and including June 24, 2007, an additional 10,000  common shares may be purchased; and

(i)

from and after June 24, 2007, an additional 10,000  common shares may be purchased.

If during any year of the term of the Option the maximum number of shares which the Optionee is entitled to purchase is not purchased, the excess shall be added to the maximum number of Shares which the Optionee is entitled to purchase in subsequent years not exceeding the number of shares as to which the Option could have been exercised but was not exercised during the preceding year.

If the Board of Directors of the Company determines that it is desirable to alter the vesting provisions set out in paragraph 1, it may alter the vesting of the Option in such manner as it determines, provided that:

(g)

such alteration is not adverse to the interest of the Optionee;

(h)

the Option will not be exercisable after the Expiry Date; and

(i)

any required regulatory approvals shall be obtained to such alteration prior thereto.

33.

In addition to any resale restrictions under applicable legislation, all options granted hereunder and all Shares issued on the exercise of such options will be subject to a four month Exchange hold period from the date the options are granted, and the Shares will bear the following legend:

“Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the Canadian Venture Exchange or other wise in Canada or to or for the benefit of a Canadian resident until October 24, 2005.”

34.

The Company represents that the Optionee is an employee issued under the Securities Act (British Columbia) to the Company or an affiliate or subsidiary of the Company.

35.

In order to exercise the Option, the Optionee shall, before 5:00 p.m. on the Expiry Date, give notice to the Company of the Optionee’s intention to exercise the Option in whole or in part, as the case may be and otherwise in accordance with the terms set out in paragraph 1 hereof, such notice to be accompanied by cash, bank draft, money order or certified cheque, payable to the Company, in the appropriate amount.

36.

If the Optionee:

(e)

dies prior to the expiration of the Option, the Optionee’s legal representatives may, within one year from the Optionee’s death and prior to the expiry of the Option, exercise that portion of the Option which remains outstanding after which time the Option shall terminate; or

(f)

ceases to act as a director, officer or employee of the Company or of its wholly-owned subsidiary or as an employee of a company providing management services to the Company, as the case may be, for any reason other than the Optionee’s death, the Option shall terminate 30 days after the date of such cessation.

37.

If the issued and outstanding common shares in the capital of the Company are at any time changed by subdivision, consolidation, re-division, reduction in capital, reclassification or recapitalization (such changes are herein called collectively “Capital Alterations”), not including any issuance of additional shares for consideration, the number and class of shares in respect of which the Option is granted shall be adjusted in such a manner as to parallel the change created by the Capital Alterations in the class and total number of the issued and outstanding common shares so that upon exercise of the Option, the Optionee will receive those securities which he would have received upon implementation of the Capital Alteration if the Option had been exercised prior to such time.

38.

The Option granted is personal to the Optionee and may not be assigned or transferred in whole or in part.

39.

This Agreement constitutes and expresses the whole agreement of the parties with reference to the appointment of the Optionee and with reference to any of the matters or things herein discussed or mentioned with reference to such appointment, all promises, representations and understandings relative thereto being merged herein.

40.

Any amendment to this Agreement shall be subject to the approval of the shareholders of the Company if the Optionee was an insider of the Company, as that term is used in the Securities Act (British Columbia), at the time of granting the Option or is an insider of the Company at the time of the amendment.

41.

This Agreement shall be construed and enforced in accordance with the laws of British Columbia.

42.

This Agreement shall be subject to the approval of all securities regulatory authorities having jurisdiction.

43.

The Optionee acknowledges that any shares issued on the exercise of the stock options granted herein will be subject to a four-month hold period from the date of the Option Agreement.

44.

This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns and the Optionee and their legal personal representatives to the extent provided in paragraph 5.

45.

The Optionee acknowledges and agrees that the exercise of the Option is conditioned upon the Common Shares issuable upon exercise of the Option being registered under the United States Securities Act of 1933, as amended (“1933 Act”), and applicable state securities laws or exempt from such registration requirement.  The Optionee agrees that certificates representing any common shares issuable upon exercise of the Option that are issued in reliance upon an exemption from the registration requirements under the 1933 Act and applicable state securities laws shall bear a legend restricting transfer under applicable United States federal and state securities laws.

46.

This Agreement may be signed by facsimile and in counterparts each of which shall be deemed to be an original and such counterparts together shall form one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

VISIPHOR CORPORATION

Per:

/s/ Wayne Smith

Authorized Signatory

Per:

/s/ Roy Trivett

Authorized Signatory

)

Signed, Sealed and Delivered  this__24___ day

 )

Of  _June_______, 2005  in the presence of:

)

)

/s/  Wayne Smith

)

Witness (Signature)

)

)

Wayne Smith

)

/s/ Keith Kretschmer

Name (Please print)

)

KRETSCHMER, Keith H.

)

)

Address

)

)

Vancouver, BC

)

City, Province

)

 NOTICE OF EXERCISE

The undersigned hereby elects to exercise the undersigned’s (the “Optionee”) option to purchase _______  common shares of Visiphor Corporation. (the “Company”) at a price of $0.79  per share, for aggregate consideration of $____________, on the terms and conditions set forth in the Stock Option Agreement dated as of June 24, 2005 between the Company and the undersigned and pursuant to the terms set forth below.

The Optionee acknowledges and agrees that the exercise of the Option is conditioned upon the Common Shares issuable upon exercise of the Option being registered under the United States Securities Act of 1933, as amended (“1933 Act”), and applicable state securities laws or exempt from such registration requirement.  The Optionee agrees that certificates representing any common shares issuable upon exercise of the Option that are issued in reliance upon an exemption from the registration requirements under the 1933 Act and applicable state securities laws shall bear a legend restricting transfer under applicable United States federal and state securities laws.

Terms not defined in this Notice of Exercise shall have the meanings set forth in the Option Agreement to which this Notice is attached.

Dated this ______ day of __________________, 200_.

__________________________________

___KRETSCHMER, Keith H.______________________

(Please Print Name of the Optionee)